UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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☐	Soliciting Material Pursuant to Section 240.14a-12

DANA HOLDING CORPORATION

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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Dana Holding Corporation

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of

Shareholders to be Held on May 2, 2014

Proxy Statement and Notice of

2014 Annual Meeting of Shareholders

Our Proxy Statement and Annual Report

are Available at www.dana.com/proxy

Dana Holding Corporation

3939 Technology Drive

Maumee, Ohio 43537

March 13, 2014

Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 2014 Annual Meeting of Shareholders of Dana Holding Corporation at 8:30 a.m., Eastern Time, on Friday, May 2, 2014 at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. Registration will begin at 7:30 a.m., Eastern Time. A map showing the location of the Annual Meeting is on the back cover of the accompanying proxy statement.

The annual report, which is included in this package, summarizes Dana’s major developments and includes our consolidated financial statements.

Whether or not you plan to attend the 2014 Annual Meeting of Shareholders, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet indicating how you would like your shares voted. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

Sincerely,

Joseph C. Muscari
Chairman of the Board of Directors

PROXY STATEMENT

Dana Holding Corporation

Notice of Annual Meeting of Shareholders

March 13, 2014

Date:	May 2, 2014

Time:	8:30 a.m., Eastern Time

Place:	The Westin Detroit Metropolitan Airport 2501 Worldgateway Place Romulus, Michigan 48242

We invite you to attend the Dana Holding Corporation 2014 Annual Meeting of Shareholders to:

1. Elect seven Directors for a one-year term expiring in 2015 or upon the election and qualification of their successors;

2. Act on an advisory vote to approve executive compensation;

3. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4. Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is March 3, 2014 (the Record Date). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Dana mailed this Notice of Annual Meeting to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Dana will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at Dana’s Law Department, 3939 Technology Drive, Maumee, Ohio 43537.

If you plan to attend the Annual Meeting, but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Annual Meeting. You also must bring the proxy card your broker provided to you if you intend to vote at the meeting. See the “Questions and Answers” section of the proxy statement for a discussion of the difference between a shareholder of record and a street name holder.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system, or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the proxy card and in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

Marc S. Levin
March 13, 2014	Senior Vice President, General Counsel, and Corporate Secretary

Dana Holding Corporation

3939 Technology Drive

Maumee, Ohio 43537

2014 PROXY STATEMENT

QUESTIONS AND ANSWERS

The Board of Directors is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Friday, May 2, 2014, beginning at 8:30 a.m., Eastern Time, at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning March 13, 2014.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. Dana’s Board of Directors is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (the SEC) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement and the accompanying proxy card were first mailed to the shareholders on or about March 13, 2014.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting, including i) the election of directors; ii) an advisory vote on executive compensation; and iii) ratification of the selection of Dana’s independent registered public accounting firm. Also, management will report on the state of Dana and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the Annual Meeting is March 3, 2014 (the Record Date). The Record Date was established by the Board of Directors as required by Delaware law. Holders of common stock and holders of the 4.0% Series B Preferred Convertible Stock (Preferred Stock or Series B Preferred) at the close of business on the Record Date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock and holders of our Preferred Stock at the close of business on the Record Date may vote at the meeting.

On March 3, 2014, 157,896,791 shares of our common stock and 2,101,384 shares of Series B Preferred were outstanding, and accordingly, are eligible to be voted. Pursuant to our Restated Certificate of Incorporation, the holders of our Preferred Stock vote their Preferred Stock on an as-if-converted basis based on a conversion price of $11.93. As of March 3, 2014, the outstanding Series B Preferred was convertible into approximately 17,614,424 shares of common stock.

What are the voting rights of the canceled 4.0% Series A Preferred Convertible Stock?

As previously disclosed, our 4.0% Series A Preferred Convertible Stock (Series A Preferred) was repurchased and cancelled during August 2013. As a result, all rights and obligations associated with Series A Preferred were canceled and terminated, including the right to elect Series A Preferred Directors or otherwise vote in connection with our Annual Meeting.

What are the voting rights of the holders of common stock and Preferred Stock?

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

The number of votes for each share of Preferred Stock is calculated in accordance with Dana’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Preferred Stock will be entitled to approximately 8.382 votes on each matter to be voted upon. As a result, the holders of our Series B Preferred will have approximately 17,614,424 shares of common stock on an as-if-converted basis to vote. The holders of Preferred Stock are permitted to vote on this as-if-converted basis along with the holders of common stock on i) the election of directors, ii) an advisory vote on executive compensation; iii) the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm; and (iv) all other matters that properly come before the meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How do I vote my shares?” below.

How do I vote my shares?

If you are a shareholder of record as of March 3, 2014, as opposed to a street name holder, you will be able to vote in four ways: In person, by telephone, by the Internet, or by proxy card.

To vote by proxy card, sign, date and return the enclosed proxy card. To vote by using the automated telephone voting system or the Internet voting system, the instructions for shareholders of record are as follows:

TO VOTE BY TELEPHONE: 866-883-3382

•	Use any touch-tone telephone to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call.

•	Follow the simple instructions the system provides you.

•	You may dial this toll free number at your convenience, 24 hours a day, 7 days a week. The deadline for telephone voting is 11:59 p.m. (ET) on May 1, 2014.

(OR)

TO VOTE BY THE INTERNET: www.proxypush.com/DAN

•	Use the Internet to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you access the website.

•	Follow the simple instructions to obtain your records and create an electronic ballot.

•	You may log on to this Internet site at your convenience, 24 hours a day, 7 days a week. The deadline for Internet voting is 11:59 p.m. (ET) on May 1, 2014.

If you submit a proxy to Dana before the Annual Meeting, the persons named as proxies will vote your shares as you directed. If no instructions are specified, the proxy will be voted: i) “FOR” all of the listed director nominees; ii) “FOR” approval of the advisory vote on executive compensation; and iii) “FOR” ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Dana at the Dana Law Department, 3939 Technology Drive, Maumee, Ohio 43537;

(2)	submitting another properly completed proxy card that is later dated;

(3)	voting by telephone at a subsequent time;

(4)	voting by Internet at a subsequent time; or

(5)	voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must provide voting instructions for your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. You will also need to provide to us a brokerage statement if you intend to attend the Annual Meeting.

What is a quorum?

There were 175,511,215 shares of Dana’s common stock, including Preferred Stock on an as-if-converted basis for voting purposes, issued and outstanding on the Record Date. A majority of the issued and outstanding shares, on an as-if-converted basis, or 87,755,608 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

For shareholders of record: If you are the shareholder of record and you do not vote by proxy card, by telephone or via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

For holders in street name: If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (the NYSE) rules, your broker may vote shares held in street name on certain “routine” matters. The NYSE rules consider the ratification of the appointment of our independent registered public accounting firm to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you.

When a proposal is not a routine matter, such as the election of directors and the advisory vote on executive compensation, and you have not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on a specific proposal.

What vote is required?

Proposal I—Election of Directors: If a quorum exists, the election requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. As outlined in our Bylaws, regardless of this plurality vote any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Board for consideration in accordance with the procedures set forth in the Bylaws. Our Nominating and Corporate Governance Committee will then evaluate the best interests of Dana and its shareholders and will recommend to the Board the action to be taken with respect to the tendered resignation. Following the Board’s determination, Dana will promptly publicly disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation. Broker non-votes will not be counted as eligible to vote and, therefore, will have no effect on the outcome of the voting.

Proposal II—Advisory Vote on Executive Compensation: The proposal represents an advisory vote and the results will not be binding on the Board or Dana. If a quorum exists, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter will constitute the shareholders’ non-binding approval with respect to our executive compensation programs. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the proposal and, therefore, will have no effect on the outcome of the voting on the proposal. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal III—Ratify the Appointment of the Independent Registered Public Accounting Firm: If a quorum exists, the proposal to ratify the appointment of the independent registered public accounting firm must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Brokers will have discretionary voting power to vote this proposal so we do not anticipate any broker non-votes (described above).

Dana will vote properly completed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify how you want your shares voted, they will be voted in accordance with management’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. No other matters are currently scheduled to be presented at the Annual Meeting. An independent third party, Wells Fargo Bank, N.A., will act as the inspector of the Annual Meeting and the tabulator of votes.

Who pays for the costs of the Annual Meeting?

Dana pays the cost of preparing and printing the proxy statement and soliciting proxies. Dana will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Dana will use the services of D.F. King & Co., Inc., a proxy solicitation firm, at a cost of $11,500 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Dana and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Dana also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Dana’s common stock and Preferred Stock.

How can shareholders nominate individuals for election as directors or propose other business to be considered by the shareholders at the 2015 Annual Meeting of Shareholders?

All shareholder nominations of individuals for election as directors or proposals of other items of business to be considered by shareholders at the 2015 Annual Meeting of Shareholders must comply with applicable laws and regulations, including SEC Rule 14a-8, as well as Dana’s Restated Certificate of Incorporation and Bylaws and must be submitted in writing to our Corporate Secretary, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we must receive shareholder proposals by November 13, 2014 to consider them for inclusion in our proxy materials for the 2015 Annual Meeting of Shareholders. A shareholder submitting a proposal under Rule 14a-8 should send it to Corporate Secretary, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

A shareholder who intends to propose business at the 2015 Annual Meeting of Shareholders (other than pursuant to Rule 14a-8) must also comply with the requirements set forth in our Bylaws. Under Dana’s Bylaws, our shareholders must provide advance notice to Dana if they wish to nominate individuals for election as directors or propose an item of business to be considered by shareholders at the 2015 Annual Meeting of Shareholders. For the 2015 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on February 1, 2015 and no earlier than the close of business on January 2, 2015.

If Dana moves the 2015 Annual Meeting of Shareholders to a date that is more than 30 days before or more than 70 days after the date which is the one year anniversary of this year’s Annual Meeting date (i.e., May 2, 2015), Dana must receive your notice no earlier than the close of business on the 120th day prior to the meeting date and no later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the day on which Dana first makes a public announcement of the meeting date. In no event will a public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

If Dana increases the number of directors to be elected to the Board of Directors at the 2015 Annual Meeting of Shareholders and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the one year anniversary of this year’s Annual Meeting date (i.e., May 2, 2015), then Dana will consider your notice timely (but only with respect to shareholder nominees for any new positions created by such increase) if Dana receives your notice no later than the close of business on the 10th day following the day on which Dana first makes the public announcement of the increase in the number of directors.

Notice Requirements to Nominate Individuals for Election to the Board of Directors

A shareholder’s notice to nominate individuals for election to the Board of Directors must provide: (A) all information relating to each individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder, and (B) such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

Notice Requirements for Shareholder Proposals

A shareholder’s notice to propose other business to be considered at the 2015 Annual Meeting of Shareholders must provide a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

Additional Notice Requirements – Shareholder/Beneficial Owner Disclosures

Any shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is to be made at the 2015 Annual Meeting of Shareholders must provide (A) the name and address of the shareholder or beneficial owner, (B) the class or series and number of shares of capital stock of Dana which are owned beneficially and/or of record by the shareholder or beneficial owner, (C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among the shareholder and/or beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or beneficial owner, whether or not such instrument or right will be subject to settlement in underlying shares of capital stock of Dana, with respect to shares of stock of Dana, (E) a representation that the shareholder is a holder of record of stock of Dana entitled to vote at the 2015 Annual Meeting of Shareholders and intends to appear in person or by proxy at the meeting to propose such business or nomination, (F) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Dana’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such proposal or nomination, and (G) any other information relating to the shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The notice requirements above will be deemed satisfied by a shareholder with respect to business other than a director nomination if the shareholder has notified Dana of his, her or its intention to present a proposal at the 2015 Annual Meeting of Shareholders in compliance with applicable rules and regulations promulgated under the Exchange Act and the shareholder’s proposal has been included in a proxy statement that has been prepared by Dana to solicit proxies for the 2015 Annual Meeting of Shareholders. Dana may require any proposed nominee to furnish such other information as it may reasonably require in determining the eligibility of the proposed nominee to serve as a director of Dana.

Dana’s Bylaws specifying the advance notice and additional requirements for shareholder nomination and shareholder proposal requirements are available on Dana’s website at www.dana.com.

How many of Dana’s directors are independent?

Dana’s Board of Directors has determined that seven of Dana’s eight current directors, or 87.5%, are independent. For a discussion of the Board of Directors’ basis for this determination, see the section of this proxy statement entitled “Director Independence and Transactions of Directors with Dana.”

Does Dana have a Code of Ethics?

Yes, Dana has Standards of Business Conduct for Employees, which applies to employees and agents of Dana and its subsidiaries and affiliates, as well as Standards of Business Conduct for Members of the Board of Directors. The Standards of Business Conduct for Employees and Standards of Business Conduct for Members of the Board of Directors are available on Dana’s website at www.dana.com.

Is this year’s proxy statement available electronically?

Yes. You may view this proxy statement and the proxy card, as well as the 2013 annual report, electronically by going to our website at www.dana.com/proxy and clicking on the document you wish to view, either the proxy statement and proxy card or annual report.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

A copy of Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Corporate Secretary, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 2, 2014.

The proxy statement and Dana’s annual report to shareholders are available on our website at www.dana.com/proxy.

EXECUTIVE OFFICERS

Following are the names and ages of the executive officers of Dana, their positions with Dana and summaries of their backgrounds and business experience. Our executive officers are those individuals who serve on Dana’s Strategy Board. All executive officers are elected or appointed by the Board of Directors and hold office until the annual meeting of the Board of Directors following the annual meeting of shareholders in each year.

Name	Age as of March 3, 2014	Principal Occupation and Business Experience During Past 5 Years	Executive Officer
Aziz S. Aghili	55	President of Off-Highway Technologies (since July 2011), President, Asia Pacific (October 2010 to April 2012), President, Dana Europe (December 2009 to October 2010), Dana Holding Corporation; Vice President and General Manager, Body Systems (France) (August 2007 to December 2009), Meritor, Inc. (global auto parts supplier).	2011 — Present
Jeffrey S. Bowen	56	Chief Administrative Officer (since September 2011), Dana Holding Corporation; Corporate Vice President (January 2010 to August 2011), Vice President, GM DealCor (June 2008 to December 2009), Navistar International Corporation (commercial vehicle manufacturer).	2011 — Present
George T. Constand	55	Chief Technical and Quality Officer (since January 2009), Vice President Global Engineering, Light Axle Products, Automotive Systems Group (April 2005 to December 2008), Dana Holding Corporation.	2009 — Present
Pat D’Eramo	51	President of Commercial Vehicle Driveline Technologies (since August 2012), President of North America (March 2012 to August 2012), Dana Holding Corporation; President (April 2009 to April 2012), Benteler Automotive, NA (automotive supplier); Vice President of Manufacturing (November 2001 to April 2009), Toyota Motor Manufacturing Kentucky (global automotive manufacturer).	2012 — Present
Marc S. Levin	59	Senior Vice President, General Counsel and Secretary (since February 2008), Acting General Counsel and Acting Secretary (April 2007 to February 2008), Deputy General Counsel (February 2005 to April 2007), Dana Holding Corporation.	2008 — Present
Dwayne Matthews	54	President of Power Technologies (since September 2009), Vice President of Operations and Sales for Sealing Products Group—North America (August 2006 to September 2009), Dana Holding Corporation.	2011 — Present

Name	Age as of March 3, 2014	Principal Occupation and Business Experience During Past 5 Years	Executive Officer
Robert Pyle	47	President of Light Vehicle Driveline Technologies (since January 2014); President of Asia Pacific (May 2012 to December 2013), Dana Holding Corporation; General Manager (June 2009 to April 2012), Yanfeng Visteon Automotive Trim Systems Co., Ltd. (supplier of automotive interior, exterior, seating, and electronics and safety systems).	2014 — Present
William G. Quigley, III	52	Executive Vice President and Chief Financial Officer (since March 2012), Dana Holding Corporation; Executive Vice President and Chief Financial Officer (November 2007 to October 2011), Visteon Corporation (global automotive supplier).	2012 — Present
Mark E. Wallace	47	Executive Vice President Dana, Group President On-Highway Driveline Technologies (since January 2014), Executive Vice President (June 2011 to January 2014), President of Light Vehicle Driveline Technologies (September 2012 to January 2014), President of On-Highway Technologies (June 2011 to September 2012), President—Heavy Vehicle Group (August 2009 to June 2011), President of Global Operations (January 2009 to December 2009), President Operational Excellence Group (October 2008 to December 2008), Dana Holding Corporation.	2008 — Present
Roger J. Wood	51	President and Chief Executive Officer (since April 2011), Dana Holding Corporation; Executive Vice President (May 2009 to April 2011) and Group President, Engine (January 2010 to April 2011), BorgWarner, Inc. (a leading, global supplier of highly engineered automotive systems and components); President (August 2005 to December 2009), BorgWarner Turbo Systems Inc. and BorgWarner Emissions Systems Inc. (subsidiaries of BorgWarner Inc.).	2011 to Present

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the elements of compensation awarded to, earned by and paid to each of our named executive officers during 2013. This discussion provides information and context to the compensation disclosures included in the accompanying compensation tables and corresponding narrative discussion and footnotes below, and this discussion should be read in conjunction with those disclosures.

The following members of our Strategy Board are our named executive officers for 2013:

Name	Title
Roger J. Wood	President and Chief Executive Officer

William G. Quigley III	Executive Vice President and Chief Financial Officer

Mark E. Wallace	Executive Vice President Dana, Group President On-Highway Driveline Technologies

Aziz S. Aghili	President, Off-Highway Technologies

Jeffrey S. Bowen	Chief Administrative Officer

Executive Summary

We believe that our compensation program objectives outlined below have resulted in decisions on executive compensation that have appropriately encouraged the achievement of financial goals that have benefited our shareholders and are expected to drive long term shareholder value. We had a strong 2013 fiscal year. Summarized below are some key highlights of our financial performance for 2013:

•	We achieved positive net income of $244 Million.

•	Our Adjusted EBITDA was $745 Million on Sales of $6.77 Billion.

•	Our Adjusted EBITDA was 11.0% as a percentage of Sales.

•	Our Free Cash Flow was $368 Million.

•	We increased the Common Stock Repurchase Program to $1.0 Billion.

These achievements represent the continuation of a strong improvement. The compensation decisions made by our Compensation Committee with respect to 2013 reflect our company’s strong performance relative to our expectations for the year despite the volatility of the global economy and the impacts to a number of end-markets we serve.

Objectives and Elements of Our Compensation Program

The overall objectives of our executive compensation program are to attract, motivate, reward and retain talent. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to executive officers at similar levels at other comparable-sized companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:

•	Create a pay for performance culture

•	Align management incentives with shareholder interests;

•	Motivate executive management and employees to focus on business goals over short term and long term horizons; and

•	Attract and retain executive talent.

The principal elements of our executive compensation program are:

•	Base salary;

•	Annual cash incentives;

•	Long term incentives;

•	Perquisite allowance;

•	Change in control agreements; and

•	Retirement benefits.

Pay for Performance

Pay for performance is an important component of our executive compensation program. We believe that the proportion of performance-based compensation should increase as an executive’s level of responsibility increases. The majority of the target compensation for our named executive officers is performance based annual and long term incentives.

•	In 2013, 84% of the CEO’s target compensation and 75% of the other named executive officers’ target compensation was performance based annual and long term incentives.

Return to Shareholders

The Company has returned significant value to shareholders over the last one, three and five years, based on total shareholder return. In addition, the Company continued paying dividends and increased our share repurchase program in 2013 to $1.0 billion.

Administration

The Compensation Committee of the Board of Directors assists the Board in fulfilling its obligations related to the compensation of Dana’s executive officers, and in general, with respect to compensation and benefits programs relating to all employees. Our current Compensation Committee consists of a chairman and independent directors who are appointed annually by the Board. Under its Charter, the Compensation Committee must have a minimum of three members who meet the requirements for independence as set forth by the SEC, the New York Stock Exchange and our Standards of Director Independence. Members of the Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee members during 2013 were: Keith E. Wandell (Chairman), Joseph C. Muscari and Steven B. Schwarzwaelder. R. Bruce McDonald became a member of the Compensation Committee effective February 26, 2014.

The Compensation Committee’s responsibilities include, but are not limited to, reviewing our executive compensation philosophy and strategy, participating in the performance evaluation process for our President and Chief Executive Officer (CEO), setting base salary and incentive opportunities for our CEO and other senior executives, establishing the overarching pay philosophy for Dana’s management team, establishing incentive compensation and performance goals and objectives for our executive officers and other eligible executives and management, and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board employment and severance agreements for our CEO and key senior executives designated by our CEO. Executive sessions are held by the Compensation Committee without the participation of any member of executive management, including the named executive officers.

Say on Pay

Last year’s non-binding advisory vote on executive compensation otherwise known as “say on pay” was very positive with over 90% of our shareholders voting in favor of our pay practices. After considering the strong support the proposal received as well as the Committee’s view of the value of consistency from year to year in both our approach to compensation and the selection of balanced elements of compensation, the Committee concluded that no material changes to the elements of compensation for our named executive officers were necessary in light of the shareholders’ vote.

Compensation Consultants

Our Compensation Committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing. During 2013, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) as its independent advisor. In connection with the Compensation Committee’s engagement of Mercer, the committee considered factors relevant to Mercer’s independence, including six factors specified by NYSE rules, and determined that its work does not raise any conflict of interest. The Compensation Committee requested Mercer’s advice on a variety of issues, including compensation strategy, market comparisons, review of our peer group, pay and performance alignment versus industry peers, executive pay trends, stock ownership guidelines, compensation best practices and potential compensation plan designs and modifications. In addition to its services for the Compensation Committee, separate and distinct from executive and director compensation consulting services, Mercer provided select services for Dana in various other capacities in 2013. Those services included international benefits pooling consulting and other global compensation consulting where Mercer data was most prevalent in a given country. These other services were not approved by our Board of Directors or the Compensation Committee because they relate to broad-based compensation and benefit plans. Our management utilized Pay Governance LLC (Pay Governance) for executive compensation advice.

Our Peer Group and Use of Competitive Market Data

Our management and the Compensation Committee reviews competitive market data to assist in decision-making regarding Dana’s compensation and benefits programs. The market data reviewed includes both peer proxy data and market pay data among comparably-sized general industrial companies, as provided by Mercer. Market pay data was gathered from Mercer’s 2012 Benchmark Database which contains compensation data from over 3,100 participating organizations in the U.S.

In 2013, we asked Mercer to review our current peer group which was selected in 2010. Mercer reviewed public companies in similar industries (Auto Components, Industrial Machinery, Construction and Farm Machinery, Heavy Trucks, and other Durable Goods manufacturers), of similar size range (as measured by annual revenue) and similar complexity to Dana. After review and discussion, the Compensation Committee approved the addition of 4 new companies to the peer group and removed 3 companies, increasing our peer group from 15 to 16 companies. Our new peer group includes the following 16 companies:

American Axle & Mfg Holdings (New)	Navistar International Corporation
BorgWarner Inc.	Oshkosh Corporation
Federal-Mogul Corporation	Parker-Hannifin Corp
Ingersoll - Rand PLC (New)	Tenneco Inc.
Joy Global Inc.	Terex Corp (New)
Lear Corp	The Timken Company
The Manitowoc Company, Inc.	TRW Automotive Holdings Corp.
Meritor, Inc.	Visteon Corp (New)

Companies removed:
Cummins Inc. (Size)
Eaton Corporation (Size and Industry)
Exide Technologies (Bankruptcy)

We believe our peer group represents a reasonable comparator group of automotive supplier peers and other related companies of similar size with which we currently compete for executive talent.

Base Salaries

Base salaries are intended to be market-competitive and to provide a minimum level of guaranteed compensation. Dana’s philosophy for senior executives, including our named executive officers, is to target a range of +/-15% of the 50th percentile of our peer group and general industry. In addition to market data other factors such as an individual’s experience, responsibilities and value to the Company are also considered when setting base salaries. Our CEO and Chief Administrative Officer (CAO) are responsible for making salary recommendations to the Compensation Committee for executive officers, other than with respect to their own salary. In February 2013, considering competitive market based positioning and their individual performance, the Compensation Committee approved the base salary increases below.

Named Executive Officer	2012 Salary	2013 Salary	Percentage Increase
Roger J. Wood	$950,000	$1,025,000	7.9%
William G. Quigley III	$600,000	$615,000	2.5%
Mark E. Wallace	$552,000	$565,000	2.4%
Aziz S. Aghili	$450,000	$460,000	2.2%
Jeffrey S. Bowen	$465,000	$475,000	2.2%

There is no salary increase scheduled for any of the named executive officers in 2014.

Annual Incentive Program

Dana maintains an Annual Incentive Program (AIP) for approximately 2,400 employees, including our named executive officers, which provides cash incentives driven by Dana’s performance. Each year, the Compensation Committee reviews and approves an annual cash bonus target for the named executive officers, as a percentage of base salary. The named executive officers may earn from 0% to 200% of their individual target depending on actual consolidated and business unit financial performance, as well as important strategic, operational and other personal performance goals, compared to the pre-established goals set by the Compensation Committee. The payout opportunities for the named executive officers at the target level were: Mr. Wood, 125% of his salary; Mr. Quigley, 75% of his salary; Mr. Wallace, 75% of his salary; Mr. Aghili, 70% of his salary and Mr. Bowen, 70% of his salary. The Compensation Committee also establishes the performance metrics and goals that are used for determining AIP payouts in compliance with Section 162(m) of the IRS Code.

The AIP award opportunity is further defined for each named executive officer by consolidated and business unit results as applicable. The objective is to assign the largest percentage of the AIP opportunity to the individual business unit for which the named executive officer has responsibility, while also promoting collaboration within and between the business units.

For our named executive officers, the 2013 AIP opportunities were weighted as follows:

Named Executive Officer	Consolidated	Business Unit
Roger J. Wood	100%	—
William G. Quigley III	100%	—
Mark E. Wallace	40%	60%
Aziz S. Aghili	40%	60%
Jeffrey S. Bowen	100%	—

The 2013 AIP was based on 3 key financial performance metrics and designed to reward the achievement of performance goals at both the consolidated and business unit levels. The 3 performance metrics were; i) Earnings Before Interest, Taxes, less Restructuring and certain other adjustments or “EBIT-R”; ii) Adjusted Operating Cash Flow, defined as cash flow from operations excluding pension contributions, interest, tax payments and capital spending; and iii) Inventory Days on Hand Improvement. We believe the achievement of the EBIT-R and Adjusted Operating Cash Flow metrics are key to our future success and the creation of shareholder value. The Inventory Days on Hand Improvement placed significant focus on the corporate objective of improving the efficiency and management of worldwide inventories.

Consolidated AIP Performance

The weighting, target performance, actual performance and payout of the 2013 AIP metrics at the consolidated level are as follows:

AIP Performance Metrics	Weight	Target	Actual	Payout (as a percent of target)
EBIT-R	60%	$510 M	$468 M	68%
Adjusted Operating Cash Flow	20%	$711 M	$808 M	200%
Inventory Days on Hand Improvement	20%	5 Days	4.5 Days	81%
Weighted Payout for Consolidated Metrics				97%

Business Unit AIP Performance

For Messrs. Wallace and Aghili, 60% of their AIP award is based on the weighted payout of the 3 performance metrics described above for the business unit for which they have responsibility. The weighted payout for EBIT-R, Adjusted Operating Cash Flow and Inventory Days on Hand Improvement in the Light Vehicle Technologies business unit was 98% and in the Off-Highway Technologies business unit was 69%.

The potential amounts of annual cash incentives payable for reaching 2013 performance goals under the 2013 AIP at threshold, target and maximum levels for each of our named executive officers is set forth below in the table titled “Grants of Plan-Based Awards”. The actual award paid is set forth in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table”.

Personal Performance

In addition, the Compensation Committee also reviews strategic, operational and other personal performance goals for the CEO and other named executive officers. Such goals included improving Dana’s financial performance, total shareholder return, increasing net new business wins, driving quality focus, improving safety, extending Dana’s Operating System and lean manufacturing blueprint, and specific product delivery improvements and efficiencies.

Based on the results of meeting those personal performance goals, the executive’s annual incentive may be increased or decreased up to 30% of the annual incentive target; however any additional award based on meeting personal performance goals is contingent on satisfying the minimum level of financial performance set forth in the Annual Incentive Plan, nor can the overall award exceed 200% of the individual target. A specific weighting is not assigned to personal performance goals, instead the Compensation Committee applies its judgment considering an executive’s performance and contributions to the Company’s results on the various performance goals, to determine this award amount, if any. For the 2013 performance year, the following additional awards, based on a percentage of the target award were provided: Mr. Woods (22.5%), Mr. Quigley (22%), Mr. Wallace (24%), Mr. Aghili (25%) and Mr. Bowen (25%).

Long Term Incentive Program

We believe that our long term incentive awards serve an important role by balancing short term goals with long term shareholder value creation and minimizing risk taking behaviors that could negatively affect long term results. All long term incentive awards are made pursuant to the 2012 Dana Holding Corporation Omnibus Incentive Plan (the Plan). These awards are provided to achieve the following objectives:

•	Aligning the executives’ interests with those of shareholders;

•	Focusing executives on longer-term performance and business objectives, particularly the creation of shareholder value;

•	Facilitating attraction, motivation and retention of executives; and

•	Minimizing risk-taking behaviors for long term results.

2013 Long Term Incentive Program (LTIP)

Approximately 140 senior management employees designated by Dana, including our named executive officers, participate in the 2013 LTIP. For 2013, Dana utilized market pay data as described in the annual review mentioned above to create a long term incentive compensation structure for the management team, including our named executive officers. Each of our named executive officers received an LTIP award based on a target dollar value assigned to his or her position based on our market comparison for similar positions, utilizing both peer group and general industry market data. The target levels for the named executive officers were: Mr. Wood, 425% of his base salary; Mr. Quigley, 255% of his base salary; Mr. Wallace, 230% of his base salary;

Mr. Aghili, 200% of his base salary and Mr. Bowen, 215% of his base salary. For 2013, our senior executives, including our named executive officers, were eligible for long term incentive awards consisting of 1/3 stock options, 1/3 restricted stock units (RSUs) and 1/3 performance cash.

We believe it is important to provide our senior executives, including the named executive officers, with stock options, restricted stock units and performance cash because the awards serve different purposes. Stock options, in particular, encourage executives to achieve long term goals because they only have value to the recipient if there are long term gains in the stock price that would also create value for our shareholders. Since the executive receives value from the stock option grants only in the event of stock appreciation, stock options are a strong incentive to (i) improve long term financial performance, (ii) focus on longer horizon decisions as well as short term decisions and (iii) increase shareholder value. Stock option awards under the 2013 LTIP have a contractual term of 10 years and vest in equal increments over 3 years.

Similar to stock options, RSUs encourage executives to achieve long term goals because they increase in value based on gains in the stock price that would also create value for our shareholders. Unlike stock options, restricted stock units provide an initial value to the employee that could decrease or increase based on stock price performance which aligns the employee’s interest with those of our shareholders. Finally, the RSUs are not generally paid out unless the employee remains with the company through the vesting period which creates an incentive for employees to remain with the company and focus on enhancing long term value.

Our performance cash award opportunity encourages the executive to achieve Dana’s long term goals, while being rewarded only if specific financial objectives are achieved. Similar to RSUs, our performance cash awards are not generally paid out unless the employee remains with the company through the vesting period which creates an incentive for employees to remain with the company and focus on enhancing long term value. Performance cash awards under the 2013 LTIP are based on a key financial metric; Pre-Tax Return On Invested Capital (ROIC). Our 2013 target for Pre-Tax ROIC was 18.2% and our 2013 performance was 18.2%. We believe that Pre-Tax ROIC is important because it ensures management uses the company’s capital in an effective manner which drives shareholder returns and is well aligned with, and different from, the performance measures used in the 2013 AIP.

Performance cash awards granted in 2013 cover three performance cycles (2013, 2014 and 2015). Each cycle is measured independently using metrics that are aligned to each year’s annual operating plan goals. Each year has the potential to be earned at, below, or above target but the award does not vest until the end of the 2013-2015 performance period and is paid out in early 2016. The Pre-Tax ROIC metric has a performance range that can result in awards of twenty five percent (25%) to two hundred percent (200%) of the target opportunity.

Based on 2013 company performance, the Compensation Committee certified that we achieved 100% of target for the 2013 performance cash cycle. The value of stock option awards and restricted stock units granted to each of our named executive officers in 2013 is set forth in the “Summary Compensation Table” below.

2011 and 2012 Performance-Based Awards

As previously disclosed in our 2012 and 2013 Proxy Statements, Dana granted performance cash awards in 2011 (2011—2013 LTIP) and 2012 (2012—2014 LTIP). The 2011 LTIP grant vested and the 2012 will vest at the end of its three year performance cycle next year based on meeting or exceeding certain financial performance goals. The 2013 tranche of the 2011 and 2012 performance cash awards was based on a Pre-Tax ROIC metric and was earned at 100%. The actual cash-based award earned for the 2011—2013 performance period is provided in the “Summary Compensation Table” below in the Non-Equity Incentive Plan Compensation column.

Equity awards granted to each of our named executive officers are set forth in the “Grants of Plan-Based Awards” table and “Summary Compensation Table” below.

Equity-Based Grant Practices

Under our equity-based grant practices, we make regular equity-based grants to eligible employees, including named executive officers, in the first quarter of the calendar year at a regularly scheduled meeting of the Compensation Committee. Under our current practice, the exercise price, in the case of stock options, is the closing price of our common stock on the New York Stock Exchange on the day of the grant. We also may award equity-based grants during the year to newly hired executive officers as part of their compensation package or to executives based on a promotion during the year. In the case of equity-based grants to newly hired employees who may be executive officers within the meaning of Section 162(m) of the Internal Revenue Code, or officers subject to Section 16 of the Exchange Act, including named executive officers, the grants are authorized by the Compensation Committee.

Mitigation of Potential Risk in Pay Programs

The Compensation Committee has reviewed our compensation policies and practices and determined that none are reasonably likely to have a material adverse effect on Dana. In order to avoid excessive risk taking behaviors, Dana has put into place several mechanisms, including, but not limited to:

•	Stock ownership guidelines;

•	Caps on annual incentive payouts;

•	Financial performance-based annual incentive program;

•	Long term incentive awards (which are delivered primarily in the form of equity);

•	Use of a mix of multiple types of awards; and

•	Use of multiple metrics to determine annual and long term incentive payouts.

Stock ownership guidelines, as discussed below, encourage our executives to maintain a certain level of company ownership, thus encouraging them to have an interest in the long term success of the company. Long term incentive awards such as restricted stock units or performance shares or equity acquired externally count toward our stock ownership guidelines. Annual incentive payouts are capped to avoid decisions that may lead to an exorbitant payout in one year to the detriment of performance in following years. In addition, our 2012 Omnibus Incentive Plan has a “clawback” provision related to incentive payments in the event of financial restatements. See “Clawback Provisions” below.

Stock Ownership Guidelines

We believe it is important to align the interests of the members of our Strategy Board (including our named executive officers) with those of our shareholders through ongoing stock ownership. Our Compensation Committee adopted stock ownership guidelines to encourage executives to own a significant number of shares of our common stock. The stock ownership guidelines are calculated based on a multiple of the executive’s annual base salary. We require these executives to achieve the targeted stock ownership levels within 5 years of being promoted or named to the applicable executive position. For purpose of determining compliance with the stock ownership guidelines, the calculation includes stock owned directly, unvested restricted stock or restricted stock units and earned performance share units.

Title	Minimum Investment (Multiple of base salary)
Chief Executive Officer	5
Other Members of the Strategy Board	3

All members of our Strategy Board (including the named executive officers) that have been employed by the Company for 5 years or more meet or exceed the ownership requirements under our Guidelines.

CEO Employment Agreement

In 2011, our Compensation Committee determined it was necessary to offer an executive employment agreement to Mr. Wood to induce him to become our President and Chief Executive Officer as discussed under the “CEO Employment Agreement” section below.

Severance Arrangements

We have adopted both an executive severance plan (Executive Severance Plan) and a change in control severance plan (Change in Control Plan). Each of our current named executive officers participates in these plans. These arrangements provide certainty to both Dana and the former executive as to their rights and obligations to each other, including restrictive covenants and non-compete agreements.

Executive Severance Plan

The Executive Severance Plan was adopted in 2008 in order to provide severance compensation to eligible executives whose employment is terminated for a reason other than cause, death, total disability or voluntary resignation. The plan is designed to offset the uncertainty of executives regarding their own futures if a termination actually occurs.

Change in Control Plan

We have also adopted the Change in Control Plan to provide severance benefits to eligible executives whose employment is terminated as a result of a change in control of the company. Each of our current named executive officers is eligible to participate in the plan. We believe that such a plan helps to both attract and retain executives by reducing the personal uncertainty that arises from the possibility of a future business combination or restructuring. Dana believes that the Change in Control Plan helps to increase shareholder value by encouraging the executives to consider change in control transactions that are in the best interest of Dana and its shareholders, even if the transaction may ultimately result in termination of their employment. No excise tax gross-up is provided for under this plan.

Additional information on the terms and conditions of these plans as they relate to our named executive officers is described in the section entitled “Potential Payments and Benefits upon Termination or Change in Control” below.

Perquisites and Other Benefits

Executive Perquisites Plan

We have adopted an Executive Perquisites Plan that provides for an annual cash allowance to eligible employees (including our named executive officers) in lieu of individual executive perquisites. We provide a cash allowance, in lieu of an administratively burdensome and costly perquisite program, as part of a competitive pay package, which assists in recruiting and retaining talented executives from other companies that offer similar benefits. A fixed cash allowance also reduces our costs to administer the various components of a perquisites program. A cash-based program is preferred in lieu of programs such as car allowances, club memberships, and tax and financial planning typically provided in a company-managed executive perquisite program. In addition, our cash perquisite program is a taxable benefit paid on a monthly basis and, unlike some managed perquisite programs, we do not provide tax gross-up payments to cover applicable taxes on the allowance. Our CEO is entitled to $50,000 annually and the remaining named executive officers are each entitled to $35,000 annually.

International Assignment Benefits

We maintain an International Assignment Policy for certain employees who accept an international assignment at the request of Dana. The benefits under this program generally include some or all of the following benefits as needed: cost of living allowance, location premium, relocation allowance, housing allowance, transportation allowance, tax preparation, assignment completion payment, repatriation allowance and annual home leave. As a result of Mr. Aghili’s role as President, Off-Highway Technologies, he receives benefits under this program.

For more information on the benefits provided to Mr. Aghili, see the “Summary Compensation Table” and related footnotes below.

Health & Wellness

As part of our employee health and wellness benefit initiative, we provide an executive physical program to certain executives, including the named executive officers. The benefit provides an annual routine wellness examination and physical at a cost to Dana not to exceed $2,500.

Retirement Benefits

We maintain a tax-qualified, “safe harbor” 401(k) plan for our employees, including the named executive officers. Eligible participants may make voluntary contributions to the plan up to Internal Revenue Code limits. We match 100% of the employee’s contributions up to 3% of compensation and 50% of the employee’s contributions from 3% to 5% of compensation, providing a maximum employer match of 4% of compensation to an employee. In 2013, we increased the discretionary fixed contribution from 1% to 2% of an employee’s compensation into the 401(k) plan.

We maintain a non-qualified savings plan, to which we credit amounts to participants that we would have otherwise provided as matching and fixed contributions under the 401(k) plan if IRS statutory limits on 401(k) plan contributions had not been applicable.

We also maintain a defined contribution Supplemental Executive Retirement Plan (SERP) and deferred compensation program for certain executives, including our named executive officers. We believe that SERP and deferred compensation benefits will enable us to provide our named executive officers with a competitive retirement program in line with our peers. For more information regarding the SERP, see the narrative following the “Nonqualified Deferred Compensation” table below.

Clawback Provisions

In order to mitigate risk to Dana of paying either annual or long term incentives based on faulty financial results, we have a policy (Clawback Policy) regarding adjustment of performance-based compensation in the event of a restatement of our financial results that provides for the Compensation Committee to review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Compensation Committee makes a recommendation to the independent members of the Board as to whether to seek recovery from the executive officer of any compensation exceeding that to which he or she would have been entitled based on the restated results or to pay to the officer additional amounts to which he or she would have been entitled based on the restated results, as the case may be. In the case of Mr. Wood, his executive employment agreement sets forth clawback provisions in addition to the Clawback Policy described above. These additional clawback provisions are described below under “Executive Agreements”.

Impact of Accounting and Tax Treatments

Deductibility of Executive Compensation

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation in excess of $1 million per year paid to our named executive officers (other than the chief financial officer). This limitation generally does not apply to compensation that is considered “performance-based.” It is our Compensation Committee’s position that in administering the “performance-based” portion of Dana’s executive compensation program, it will attempt to satisfy the requirements for deductibility under Section 162(m). However, our Compensation Committee believes that it needs to retain the flexibility to exercise its judgment in evaluating an executive’s performance and that the total compensation program for executives should be managed and administered in accordance with Dana’s objectives and in the overall best interests of Dana’s shareholders. Should the requirements for deductibility under Section 162(m) conflict with our executive compensation philosophy and objectives or with the best interests of shareholders, as determined by our Compensation Committee, compensation in excess of the Section 162(m) limitations may be authorized in a particular year.

Accounting for Stock-Based Compensation

We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC Topic 718 (formerly SFAS No. 123(R)). Further information about this accounting treatment can be found in Note 10 to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2013 which accompanies this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee

Keith E. Wandell, Chairman

Joseph C. Muscari

Steven B. Schwarzwaelder

February 25, 2014

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our President and CEO, Executive Vice President and CFO, and our three other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2013 (collectively, the named executive officers) for services rendered during the years stated in all capacities to Dana and our subsidiaries.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year(2)	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation($)(6)		Total ($)
Roger J. Wood	2013	1,006,250	0	1,402,863	1,349,448	3,230,316	0	2,026,525		9,015,402
President and Chief Executive	2012	950,000	750,000	1,415,768	1,206,812	1,330,000	249,911	2,937,843		8,840,334
Officer	2011	671,032	1,250,000	6,243,667	1,266,667	1,147,125	17,041	69,700		10,665,232
William G. Quigley III	2013	611,250	0	522,309	511,368	548,888	0	175,819		2,369,634
Executive Vice President and Chief Financial Officer	2012	500,000	0	487,579	643,265	420,000	46,250	43,862		2,140,956
Mark E. Wallace	2013	561,750	0	440,318	424,337	985,297	0	174,313		2,586,015
Executive Vice President Dana	2012	552,000	0	437,841	379,484	591,253	111,022	49,469		2,121,069
and Group President On-Highway Driveline Technologies	2011	517,213	0	822,809	310,500	642,007	32,059	133,162		2,457,750
Aziz S. Aghili	2013	457,500	0	309,502	300,801	540,986	0	1,634,821	(7)	3,243,610
President, Off-Highway	2012	450,000	0	305,700	269,011	394,400	88,141	1,519,868		3,027,120
Technologies	2011	435,117	50,000	172,917	172,917	398,350	20,806	790,957		2,041,064
Jeffrey S. Bowen	2013	472,500	0	344,879	334,140	740,314	0	148,575		2,040,408
Chief Administrative Officer	2012	448,750	0	294,056	257,050	364,560	81,711	402,121		1,848,248

Footnotes:

(1)	The latest position held by the named executive officer as of December 31, 2013.

(2)	We have disclosed full year compensation only for those years during which the executive was a named executive officer.

(3)	With respect to the 2013 grants, this column shows the grant date value of restricted stock unit awards. Also, included in this column are dividend equivalent units earned in 2013. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 10 of the Notes to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2013. See the “Grants of Plan-Based Awards” table below for information on awards made in 2013. See the “Outstanding Equity Awards at Fiscal Year-End” table for information on the market value of shares not vested as of December 31, 2013.

(4)	This column shows performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and reflects the full grant date fair values in accordance with FASB ASC Topic 718. For additional information on the assumptions used in determining the value for share-based compensation, refer to Notes 1 and 10 of the Notes to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2013. See the “Grants of Plan-Based Awards” table below for information on awards made in 2013. See the “Outstanding Equity Awards at Fiscal Year-End” table for information on the number of exercisable and unexercisable options held, option exercise price, and option expiration dates as of December 31, 2013.

(5)	This column shows the cash incentive awards earned for performance under our 2013 Annual Incentive Program (AIP) and our 2011 Long Term Incentive Performance Cash program payable in 2014.

Annual Incentive Program Payments		Long term Incentive Performance Cash Payments
Roger J. Wood	$1,531,094	Roger J. Wood	$1,699,222
William G. Quigley III	$548,888	Mark E. Wallace	$468,322
Mark E. Wallace	$516,975	Aziz S. Aghili	$238,306
Aziz S. Aghili	$302,680	Jeffrey S. Bowen	$334,664
Jeffrey S. Bowen	$405,650

(6)	The total values shown for the individuals during 2013 include perquisites and benefits set forth below and in footnote 8. See the “Compensation Discussion and Analysis” section above regarding our executive perquisites allowance:

a.	Roger J. Wood—$50,000 for perquisite allowance; $15,300 for contributions to Dana Retirement Savings Plan (401K); $124,875 for contributions to Dana Restoration Plan; $172,416 representing the change in value of the supplemental executive retirement plan; $2,485 for life benefits (including AD&D and group variable universal life insurance); $1,644 for business-related spousal travel; and $1,659,805 for a “true-up” award payout based on his previous employer awarding performance shares above the 100% target level.

b.	William G. Quigley III—$35,000 for perquisite allowance; $15,300 for contributions to Dana Retirement Savings Plan (401K); $46,575 for contributions to Dana Restoration Plan; $76,107 representing the change in value of the supplemental executive retirement plan; $1,179 for life benefits (including AD&D and group variable universal life insurance); $839 for business-related spousal travel; and $819 for executive physical.

c.	Mark E. Wallace—$35,000 for perquisite allowance; $15,300 for contributions to Dana Retirement Savings Plan (401K); $46,226 for contributions to Dana Restoration Plan; $75,677 representing the change in value of the supplemental executive retirement plan; $936 for life benefits (including AD&D and group variable universal life insurance); and $1,174 for business-related spousal travel.

d.	Aziz S. Aghili—$35,000 for perquisite allowance; $15,300 for contributions to Dana Retirement Savings Plan (401K); $33,318 for contributions to Dana Restoration Plan; $59,801 representing the change in value of the supplemental executive retirement plan; $1,402 for life benefits (including AD&D and group variable universal life insurance); $1,260,273 for international assignment benefits; $561 for business-related spousal travel; and $2,500 for executive physical.

e.	Jeffrey S. Bowen—$35,000 for perquisite allowance; $15,300 for contributions to Dana Retirement Savings Plan (401K); $34,924 for contributions to Dana Restoration Plan; $60,976 representing the change in value of the supplemental executive retirement plan; $1,756 for life benefits (including AD&D and group variable universal life insurance); and $619 for business-related spousal travel.

(7)	During 2013, Dana made tax gross up payments of $226,666 for international assignment benefits.

The following table contains information on grants of awards to named executive officers in the fiscal year ended December 31, 2013 under Dana’s Plan.

Grants of Plan-Based Awards at Fiscal Year-End

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)
Roger J. Wood	2/25/13				83,127	(3)				1,345,826
	2/25/13						181,134	(4)	16.19	1,349,448
	AIP	64,063	1,281,250	2,562,500
	Performance Cash	336,459	1,345,834	2,691,668
William G. Quigley III	2/25/13				31,500	(3)				509,985
	2/25/13						68,640	(4)	16.19	511,368
	AIP	23,063	461,250	922,500
	Performance Cash	127,500	510,000	1,020,000
Mark E. Wallace	2/25/13				26,139	(3)				423,190
	2/25/13						56,958	(4)	16.19	424,337
	AIP	21,188	423,750	847,500
	Performance Cash	105,800	423,200	846,400
Aziz Aghili	2/25/13				18,529	(3)				299,985
	2/25/13						40,376	(4)	16.19	300,801
	AIP	16,100	322,000	644,000
	Performance Cash	75,000	300,000	600,000
Jeffrey S. Bowen	2/25/13				20,583	(3)				333,239
	2/25/13						44,851	(4)	16.19	334,140
	AIP	16,625	332,500	665,000
	Performance Cash	83,313	333,250	666,500

Footnotes:

(1)	These columns reflect the potential payments for each of the named executive officers under our 2013 AIP. As discussed in the Annual Incentive Program section of the “Compensation Discussion and Analysis” above, the actual payout for the 2013 AIP consolidated metrics was 97% of target based on 2013 performance against established metrics. Refer to the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table for individual pay-out amounts. Refer to the 2013 Annual Incentive Program portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payments listed.

(2)	These columns also reflect the potential payments for each of the named executive officers under the Performance Cash component of the 2013 LTIP. As discussed in the Long Term Incentive Awards section of the “Compensation Discussion and Analysis”, performance cash accounts for 1/3 of the 2013 LTIP and consists of three tranches (2013, 2014, and 2015), each calculated independently, and cliff vesting at the end of the three-year period. For the 2013 performance period, the actual earned amount was 100% of target based on 2013 performance against established metrics. Refer to the 2013 Long Term Incentive Program portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payments listed.

(3)	This amount represents the number of restricted stock units granted under the Restricted Stock Unit component of the 2013 LTIP. As discussed in the Long Term Incentive Awards section of the “Compensation Discussion and Analysis”, restricted stock units accounted for 1/3 of the 2013 LTIP. The restricted stock units cliff vest three years from the date of grant.

(4)

This column reflects the non-qualified stock options granted to each of the named executive officers under the Stock Option component of the 2013 LTIP. As discussed in the Long Term Incentive Awards section of the “Compensation Discussion and Analysis”, stock options accounted for 1/3 of the 2013 LTIP. The options vest in 1/3rd increments beginning on the first year anniversary date of the grant with a 10-year term.

(5)	The exercise price is the closing stock price of Dana’s common stock on the New York Stock Exchange on the date of grant.

(6)	This column represents the fair value (at grant date) of stock options and restricted stock units granted to each of the named executive officers in 2013. The value of the restricted stock unit grants is calculated using the closing stock price on the date of grant. The stock option grant valuation reflects the full grant date fair values in accordance with FASB ASC Topic 718.

2012 Dana Holding Corporation Omnibus Incentive Plan.    The 2012 Dana Holding Corporation Omnibus Incentive Plan (the Plan) is administered by the Compensation Committee. The Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based and non-stock based awards under the Plan.

The maximum number of shares of Dana’s common stock available under the Plan is 5,000,000, plus (i) any shares of common stock available for future awards under the 2008 Dana Holding Corporation Omnibus Incentive Plan (Prior Plan); and (ii) any shares of common stock that are represented by awards granted under the Prior Plan which are forfeited, expire or are cancelled without delivery of the shares or which result in the forfeiture of shares back to Dana. Any shares related to awards that terminate or are forfeited are added back to the pool. The aggregate number of shares of common stock actually issued or transferred by Dana upon the exercise of incentive stock options may not exceed 4,000,000 shares. We have not granted any incentive stock options under the Plan. Further, no participant may be granted option rights or appreciation rights for more than 2,000,000 shares of common stock during any calendar year, subject to adjustments as provided in the Plan. In no event may any participant receive restricted shares, restricted stock units or performance shares in the aggregate for more than 1,500,000 shares of common stock during any calendar year, or receive an award of performance units having an aggregate maximum value as of their respective dates of grant in excess of $15,000,000. The maximum number of shares that may be granted under the Plan is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. No grants may be made under the Plan after April 23, 2022.

Under the Plan, the Board of Directors may also, in its discretion, authorize the granting to non-employee directors of option rights and appreciation rights and may also authorize the granting of other types of awards. Upon a change in control of Dana, except as otherwise provided in the terms of the award or as provided by the Compensation Committee, to the extent outstanding awards are not assumed, converted or replaced by the resulting entity, all outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to outstanding awards will lapse and such awards become fully vested and non-forfeitable, and any specified performance measures with respect to outstanding awards will be deemed to be satisfied at target levels.

The following table provides information on stock option and restricted stock unit grants awarded pursuant to the Plan for each named executive officer that were outstanding as of December 31, 2013. Each outstanding award is shown separately. The market value of the stock awards is based on the closing market price of Dana common stock on December 31, 2013 of $19.62 per share.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roger J. Wood	91,886	45,944	(1)	16.59	4/18/21	78,275	(8)	1,535,756
	50,920	101,841	(2)	15.96	2/21/22	86,450	(9)	1,696,149
		181,134	(5)	16.19	2/25/23	84,007	(10)	1,648,217
William G. Quigley III	19,870	39,742	(3)	16.33	3/1/22	30,238	(11)	593,270
		20,000	(4)	16.33	3/1/22	31,833	(10)	624,563
		68,640	(5)	16.19	2/25/23
Mark E. Wallace	12,834			2.09	11/3/18	17,882	(12)	350,845
	45,000			.51	3/18/19	27,184	(9)	533,350
	28,818			11.27	3/2/20	26,415	(10)	518,262
	20,993	10,497	(6)	17.80	2/23/21
	16,012	32,024	(2)	15.96	2/21/22
		56,958	(5)	16.19	2/25/23
Aziz S. Aghili		5,846	(6)	17.80	2/23/21	9,958	(12)	195,376
		22,702	(2)	15.96	2/21/22	19,269	(9)	378,058
		40,376	(5)	16.19	2/25/23	18,725	(10)	367,385
Jeffrey S. Bowen	22,757	11,379	(7)	11.98	9/20/21	19,396	(13)	380,550
	10,846	21,692	(2)	15.96	2/21/22	18,413	(9)	361,263
		44,851	(5)	16.19	2/25/23	20,801	(10)	408,116

Footnotes:

(1)	Options vest in 1/3rd increments annually with the remaining vesting date of April 18, 2014.

(2)	Options vest in 1/3rd increments annually with the remaining vesting dates of February 21, 2014 and February 21, 2015.

(3)	Options vest in 1/3rd increments annually with the remaining vesting dates of March 1, 2014 and March 1, 2015.

(4)	Options vest in 1/2 increments on March 1, 2014, and March 1, 2015.

(5)	Options vest in 1/3rd increments annually on February 25, 2014, February 25, 2015 and February 25, 2016.

(6)	Options vest in 1/3rd increments annually with the remaining vesting date of February 23, 2014.

(7)	Options vest in 1/3rd increments annually with the remaining vesting date of September 20, 2014.

(8)	Restricted stock units granted on April 18, 2011 to cliff vest on April 18, 2014.

(9)	Restricted stock units granted on February 21, 2012 to cliff vest on February 21, 2015.

(10)	Restricted stock units granted on February 25, 2013 to cliff vest on February 25, 2016.

(11)	Restricted stock units granted on March 1, 2012 to cliff vest on March 1, 2015.

(12)	Restricted stock units granted on February 23, 2011 to cliff vest on February 23, 2014.

(13)	Restricted stock units granted on September 20, 2011 to cliff vest on September 20, 2014.

The following table provides information concerning the exercise of stock options, stock appreciation rights and the vesting of performance share units and restricted stock units, during the fiscal year ended December 31, 2013, for each of the named executive officers.

Options Exercises and Stock Vested During Fiscal Year

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Roger J. Wood			152,633	2,393,285
Mark E. Wallace			62,891	1,204,552
Aziz S. Aghili	42,647	372,711	11,120	186,927

Footnotes:

(1)	These values represent cash received through the exercise of stock appreciation rights.

(2)	These values represent the vesting of restricted stock units and performance share units and were determined by using the closing prices of our common stock on the New York Stock Exchange on such vesting dates.

The following table provides information on the nonqualified deferred compensation of the named executive officers with respect to the fiscal year ended December 31, 2013.

Nonqualified Deferred Compensation at Fiscal Year-End

Name	Dana contributions in 2013 ($)		Aggregate earnings in 2013 ($)	Aggregate Withdrawals/ Distributions in 2013 ($)		Aggregate Balance on 12/31/13 ($)
Roger J. Wood	297,291	(1)	29,717	0		594,524
William G. Quigley III	122,682	(1)	3,174	0		172,106
Mark E. Wallace	121,903	(1)	31,915	0		312,501
Aziz S. Aghili	93,119	(1)	12,580	0		221,300
Jeffrey S. Bowen	95,900	(1)	59,904	45,552	(2)	1,361,459

Footnotes:

(1)	Includes credit for matching contributions that exceed the IRS limits for our qualified 401(k) plan and credit for the supplemental executive retirement plan described below. This credit is also reflected in footnote 6 of the “Summary Compensation Table” above.

Restoration Plan Matching Contributions		Supplemental Executive Retirement Plan Credits
Roger J. Wood	$124,875	Roger J. Wood	$172,416
William G. Quigley III	$46,575	William G. Quigley III	$76,107
Mark E. Wallace	$46,226	Mark E. Wallace	$75,677
Aziz S. Aghili	$33,318	Aziz S. Aghili	$59,801
Jeffrey S. Bowen	$34,924	Jeffrey S. Bowen	$60,976

(2)	For Mr. Bowen, a distribution was made to pay the required Medicare taxes due upon the vesting of his supplemental executive retirement plan.

Retirement Plans

Dana maintains a non-qualified supplemental executive retirement plan for certain executives, including the named executive officers. Under the terms of the supplemental executive retirement plan, Dana established unfunded notional defined contribution accounts subject to the claims of Dana’s general creditors. Each participant account will be credited on an annual basis as follows: (a) fixed employer credits—equal to 3.5% of compensation; and (b) discretionary employer credits – based on Dana’s sole discretion and company performance not to exceed 4% of compensation. Dana credits the accumulated balance of each account with an annualized compounded rate of return of 5%. Participants are fully vested after 5 years of service or upon death, disability or Change in Control.

CEO EMPLOYMENT AGREEMENT

In connection with Mr. Wood’s appointment as President and Chief Executive Officer, Dana executed an executive employment agreement in April 2011 with Mr. Wood approved by our Board of Directors. Under the terms of the executive employment agreement, Mr. Wood is entitled to the following:

•	Base salary;

•	Annual target bonus of 125% of his annual base salary;

•	Eligible for annual grants pursuant to the long term incentive program under Dana’s 2012 Omnibus Incentive Plan to be valued at date of grant at 425% of his annual base salary; and

•	All of Dana’s benefit plans or arrangements in effect from time to time with respect generally to senior executives.

Mr. Wood’s executive employment agreement is for an initial term of three-years, subject to extension at the end of the second year for additional one-year terms. Mr. Wood’s executive employment agreement also provides for severance payments and benefits in the event that his position with Dana is involuntarily terminated by Dana without cause or by Mr. Wood for good reason. Additionally, the executive employment agreement includes clawback provisions that apply to his sign-on awards, buy-out elements, and past-service benefits in the event he voluntarily terminates service without good reason or is terminated for cause on or before the third anniversary date of his employment (pro rata). Mr. Wood has also waived any right to an excise tax gross up upon an eligible change in control event. For a period of twenty-four (24) months following his termination of employment, Mr. Wood is prohibited from competing against Dana, soliciting its customers or employees, and working for a competitor. Mr. Wood has also agreed that he will not disclose Dana’s confidential information.

POTENTIAL PAYMENTS AND BENEFITS

UPON TERMINATION OR CHANGE IN CONTROL

As discussed in the “Compensation Discussion and Analysis” section above, Dana maintains both an Executive Severance Plan and Change in Control Plan that apply to certain senior executives, including our named executive officers.

Set forth below is a description of each plan (applicable to eligible executive officers, including named executive officers). This is followed by tables relating to Messrs. Wood, Quigley, Wallace, Aghili and Bowen.

Executive Severance Plan

In the event any eligible executive officer, except our CEO, is involuntarily terminated by Dana without cause and such termination occurs prior to a change in control, Dana will pay the executive an amount based on his or her annual base salary and medical benefits coverage in effect on the date of termination for a period of 12 months. The medical benefit payment allows but does not require the employee to purchase additional coverage equal to a total of one year.

Our CEO is entitled to receive an amount based on his annual base salary in effect on the date of termination for a period of 24 months. Additionally, we will provide two years of subsidized COBRA to our CEO if he elects to purchase additional coverage. The Executive Severance Plan contains an offset provision to prevent executives with severance provisions under an employment agreement from receiving double benefits.

Additionally, the executive, except our CEO, will receive payment or receive reimbursement for reasonable costs of outplacement services, subject to a maximum amount of $25,000. Our CEO will receive payment or reimbursement for reasonable costs of outplacement services, subject to a maximum amount of $50,000 for a period of 24 months beginning on the employment termination date.

Change in Control Plan

Under our Change in Control Plan, all eligible executive officers, except our CEO, who incur a qualifying termination will be entitled to receive two years of salary and twice his or her target bonus for the year in which termination occurs. Our CEO is entitled to receive three years of salary and three times his target bonus for the year in which termination occurs. In addition, each named executive officer will be entitled to: (1) the full amount of any earned but unpaid base salary through the date of termination plus a cash payment for all unused vacation time accrued as of the termination date; (2) a pro rata portion of his or her annual bonus for the year in which termination occurs; (3) all equity awards which will vest in full and become fully exercisable as of the termination date; (4) any actual award credited to an eligible employee in connection with Dana’s performance awards all of which vest in full as of date of termination; (5) a lump sum cash amount to allow, but not require, the employee to purchase additional coverage equal to a total of two years (three years for our CEO) of subsidized COBRA; (6) the employee assistance program; and (7) reasonable costs of outplacement services not to exceed $25,000 ($50,000 for our CEO). The plan does not provide for any excise tax gross-up payments to executive officers in connection with a change in control.

The following tables set forth the potential payments which would have been due to our named executive officers upon termination or a change of control as of December 31, 2013.

Roger Wood

The following table describes the potential termination and change in control payments to Mr. Wood, Dana’s President and Chief Executive Officer, under a variety of circumstances.

Pay Element	Change in Control and Terminated(1)		Change in Control and Not Terminated		Death		Disability		Termination Without Cause		Voluntary Termination with Good Reason
Cash Compensation
Base Salary	$0		$0		$0		$0		$2,050,000	(10)	$2,050,000	(10)
Annual Incentive Award(2)	$1,531,094		$1,531,094		$1,531,094		$1,531,094		$1,531,094		$1,531,094
Performance Cash Award(2)	$1,699,222		$1,699,222		$1,699,222		$1,699,222		$1,699,222		$1,699,222
Separation Payment	$6,918,750	(3)
Long Term Incentive
Stock Options	$1,598,020	(4)	$1,598,020	(4)	$1,598,020	(4)	$1,598,020	(4)	$464,782	(8)	$464,782	(8)
Performance Cash	$2,923,528	(5)	$2,923,528	(5)	$1,471,444	(6)	$1,471,444	(6)	$1,471,444	(6)	$1,471,444	(6)
Restricted Stock Units	$4,880,122	(7)	$4,880,122	(7)	$2,859,458	(9)	$2,859,458	(9)	$2,859,458	(9)	$2,859,458	(9)
Benefits and Perquisites
Health, insurance, etc.	$44,884	(11)	$0		$0		$0		$29,923	(12)	$29,923	(12)
Life Insurance Benefits	$0		$0		$1,025,000	(13)	$0		$0		$0
Restoration Plan(14)	$256,960		$0		$256,960		$256,960		$256,960		$256,960
SERP(15)	$337,564		$0		$337,564		$337,564		$337,564		$337,564
Accrued Vacation(16)	$85,417		$0		$85,417		$85,417		$85,417		$85,417
Other
Outplacement	$50,000		$0		$0		$0		$50,000		$50,000
Total	$20,325,561		$12,631,986		$10,864,179		$9,839,179		$10,835,864		$10,835,864

Footnotes:

(1)	Change in control benefits available to Mr. Wood under our Change In Control Plan.

(2)	Based on actual results.

(3)	Mr. Wood would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 3.

(4)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2013.

(5)	The actual award credited vests in full. For purposes of this analysis, we have used actual performance for 2012 (104% of target) and 2013 (100% of target) and have assumed target performance for the unearned performance periods.

(6)	The award is paid out on a pro rata basis. For purposes of this analysis, we have used actual performance for 2012 (104% of target) and 2013 (100% of target).

(7)	All restricted stock units vest in full.

(8)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(9)	Restricted stock units vest on a pro rata basis.

(10)	Mr. Wood is entitled to receive an amount equal to 24 months of his base salary pursuant to the terms of his executive employment agreement.

(11)	For a Change In Control, Mr. Wood would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of three years.

(12)	Mr. Wood would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years.

(13)	Mr. Wood is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(14)	Mr. Wood is eligible to receive his Restoration Plan benefit effective December 31, 2013. The Restoration Plan benefit includes credit for matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(15)	Mr. Wood is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2013.

(16)	For purposes of this table, we assumed Mr. Wood did not take any vacation in 2013.

William Quigley

The following table describes the potential termination and change in control payments to Mr. Quigley, Dana’s Executive Vice President and Chief Financial Officer, under a variety of circumstances.

Pay Element	Change in Control and Terminated(1)		Change in Control and Not Terminated		Death		Disability		Termination Without Cause
Cash Compensation
Base Salary	$0		$0		$0		$0		$615,000	(10)
Annual Incentive Award (2)	$548,888		$548,888		$548,888		$548,888		$548,888
Separation Payment	$2,152,500	(3)
Long Term Incentive
Stock Options	$497,359	(4)	$497,359	(4)	$497,359	(4)	$497,359	(4)	$65,372	(8)
Performance Cash	$1,023,041	(5)	$1,023,041	(5)	$509,972	(6)	$509,972	(6)	$509,972	(6)
Restricted Stock Units	$1,217,833	(7)	$1,217,833	(7)	$536,018	(9)	$536,018	(9)	$536,018	(9)
Benefits and Perquisites
Health, insurance, etc.	$29,923	(11)	$0		$0		$0		$14,961	(12)
Life Insurance Benefits	$0		$0		$615,000	(13)	$0		$0
Restoration Plan(14)	$60,561		$0		$60,561		$60,561		$60,561
SERP(15)	$111,545		$0		$111,545		$111,545		$111,545
Accrued Vacation(16)	$51,250		$0		$51,250		$51,250		$51,250
Other
Outplacement	$25,000		$0		$0		$0		$25,000
Total	$5,717,900		$3,287,121		$2,930,593		$2,315,593		$2,538,567

Footnotes:

(1)	Change in control benefits available to Mr. Quigley under our Change In Control Plan.

(2)	Based on actual results.

(3)	Mr. Quigley would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2.

(4)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2013.

(5)	The actual award credited vests in full. For purposes of this analysis, we have used actual performance for 2012 (104% of target) and 2013 (100% of target) and have assumed target performance for the unearned performance periods.

(6)	The award is paid out on a pro rata basis. For purposes of this analysis, we have used actual performance for 2012 (104% of target) and 2013 (100% of target).

(7)	All restricted stock units vest in full.

(8)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(9)	Restricted stock units vest on a pro rata basis.

(10)	Mr. Quigley is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of our Executive Severance Plan.

(11)	For a Change In Control, Mr. Quigley would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years.

(12)	Mr. Quigley would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(13)	Mr. Quigley is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(14)	Mr. Quigley is eligible to receive his Restoration Plan benefit effective December 31, 2013. The Restoration Plan benefit includes credit for matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(15)	Mr. Quigley is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2013.

(16)	For purposes of this table, we assumed Mr. Quigley did not take any vacation in 2013.

Mark Wallace

The following table describes the potential termination and change in control payments to Mr. Wallace, Executive Vice President Dana and Group President On-Highway Driveline Technologies, under a variety of circumstances.

Pay Element	Change in Control(1)		Change in Control and Not Terminated		Death		Disability		Termination Without Cause
Cash Compensation
Base Salary	$0		$0		$0		$0		$565,000	(10)
Annual Incentive Award(2)	$516,975		$516,975		$516,975		$516,975		$516,975
Performance Cash Award(2)	$468,322		$468,322		$468,322		$468,322		$468,322
Separation Payment(3)	$1,977,500	(3)
Long Term Incentive
Stock Options	$1,754,050	(4)	$1,754,050	(4)	$1,754,050	(4)	$1,754,050	(4)	$1,422,372	(8)
Performance Cash	$872,109	(5)	$872,109	(5)	$438,942	(6)	$438,942	(6)	$438,942	(6)
Restricted Stock Units	$1,402,457	(7)	$1,402,457	(7)	$801,222	(9)	$801,222	(9)	$801,222	(9)
Benefits and Perquisites
Health, insurance, etc.	$21,552	(11)	$0		$0		$0		$10,776	(12)
Life Insurance Benefits	$0		$0		$565,000	(13)	$0		$0
Restoration Plan(14)	$159,121		$0		$159,121		$159,121		$159,121
SERP(15)	$153,380		$0		$153,380		$153,380		$153,380
Accrued Vacation(16)	$47,083		$0		$47,083		$47,083		$47,083
Other
Outplacement	$25,000		$0		$0		$0		$25,000
Total	$7,397,549		$5,013,913		$4,904,095		$4,339,095		$4,608,192

Footnotes:

(1)	The change in control benefits available to Mr. Wallace under our Change In Control Plan.

(2)	Based on actual results.

(3)	Mr. Wallace would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2.

(4)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2013.

(5)	The actual award credited vests in full. For purposes of this analysis, we have used actual performance for 2012 (104% of target) and 2013 (100% of target) and have assumed target performance for the unearned performance periods.

(6)	The award is paid out on a pro rata basis. For purposes of this analysis, we have used actual performance for 2012 (104% of target) and 2013 (100% of target).

(7)	All restricted stock units vest in full.

(8)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(9)	Restricted stock units vest on a pro rata basis.

(10)	Mr. Wallace is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of our Executive Severance Plan.

(11)	For a Change In Control, Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years.

(12)	Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(13)	Mr. Wallace is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(14)	Mr. Wallace is eligible to receive his Restoration Plan benefit effective December 31, 2013. The Restoration Plan benefit includes credit for matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(15)	Mr. Wallace is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2013.

(16)	For purposes of this table, we assumed Mr. Wallace did not take any vacation in 2013.

Aziz Aghili

The following table describes the potential termination and change in control payments to Mr. Aghili, Dana’s President of Off-Highway Technologies, under a variety of circumstances.

Pay Element	Change in Control(1)		Change in Control and Not Terminated		Death		Disability		Termination Without Cause
Cash Compensation
Base Salary	$0		$0		$0		$0		$460,000	(10)
Annual Incentive Award(2)	$302,680		$302,680		$302,680		$302,680		$302,680
Performance Cash Award(2)	$238,306		$238,306		$238,306		$238,306		$238,306
Separation Payment	$1,564,000	(3)
Long Term Incentive
Stock Appreciation Rights	$232,219	(4)	$232,219	(4)	$232,219	(4)	$232,219	(4)	$0	(8)
Performance Cash	$617,422	(5)	$617,422	(5)	$310,756	(6)	$310,756	(6)	$310,756	(6)
Restricted Stock Units (Cash-settled)	$940,818	(7)	$940,818	(7)	$517,576	(9)	$517,576	(9)	$517,576	(9)
Benefits and Perquisites
Health, insurance, etc.	$24,945	(11)	$0		$0		$0		$12,472	(12)
Life Insurance Benefits	$0		$0		$460,000	(13)	$0		$0
Restoration Plan(14)	$100,015		$0		$100,015		$100,015		$100,015
SERP(15)	$121,285		$0		$121,285		$121,285		$121,285
Accrued Vacation(16)	$38,333		$0		$38,333		$38,333		$38,333
Other
Outplacement	$25,000		$0		$0		$0		$25,000
Total	$4,205,023		$2,331,445		$2,321,170		$1,861,170		$2,126,423

Footnotes:

(1)	The change in control benefits available to Mr. Aghili under our Change in Control Plan.

(2)	Based on actual results.

(3)	Mr. Aghili would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2.

(4)	All unvested stock appreciation right awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock appreciation rights and is based on the closing price of our common stock on December 31, 2013.

(5)	The actual award credited vests in full. For purposes of this analysis, we have used actual performance for 2012 (104% of target) and 2013 (100% of target) and have assumed target performance for the unearned performance periods.

(6)	The award is paid out on a pro rata basis. For purposes of this analysis, we have used actual performance for 2012 (104% of target) and 2013 (100% of target).

(7)	All restricted stock units vest in full.

(8)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(9)	Restricted stock units vest on a pro rata basis.

(10)	Mr. Aghili is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of our Executive Severance Plan.

(11)	For a Change In Control, Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years.

(12)	Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(13)	Mr. Aghili is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(14)	Mr. Aghili is eligible to receive his Restoration Plan benefit effective December 31, 2013. The Restoration Plan benefit includes credit for matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(15)	Mr. Aghili is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2013.

(16)	For purposes of this table, we assumed Mr. Aghili did not take any vacation in 2013.

Jeffrey Bowen

The following table describes potential termination and change in control payments to Mr. Bowen, Dana’s Chief Administrative Officer under a variety of circumstances.

Pay Element	Change in Control(1)		Change in Control and Not Terminated		Death		Disability		Termination Without Cause
Cash Compensation
Base Salary	$0		$0		$0		$0		$475,000	(10)
Annual Incentive Award(2)	$405,650		$405,650		$405,650		$405,650		$405,650
Performance Cash Award(2)	$334,664		$334,664		$334,664		$334,664		$334,664
Separation Payment	$1,218,389	(3)
Long Term Incentive
Stock Options	$533,727	(4)	$533,727	(4)	$533,727	(4)	$533,727	(4)	$213,560	(8)
Performance Cash	$685,372	(5)	$685,372	(5)	$344,956	(6)	$344,956	(6)	$344,956	(6)
Restricted Stock Units	$1,149,928	(7)	$1,149,928	(7)	$619,541	(9)	$619,541	(9)	$619,541	(9)
Benefits and Perquisites
Health, insurance, etc.	$29,923	(11)	$0		$0		$0		$14,961	(12)
Life Insurance Benefits	$0		$0		$475,000	(13)	$0		$0
Restoration Plan(14)	$60,142		$0		$60,142		$60,142		$60,142
SERP(15)	$1,301,317		$0		$1,301,317		$1,301,317		$1,301,317
Accrued Vacation(16)	$39,583		$0		$39,583		$39,583		$39,583
Other
Outplacement	$25,000		$0		$0		$0		$25,000
Total	$5,783,695		$3,109,341		$4,114,580		$3,639,580		$3,834,374

Footnotes:

(1)	The change in control benefits available to Mr. Bowen under our Change in Control Plan.

(2)	Based on actual results.

(3)	Mr. Bowen would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2 (a total of $1,615,000). Since Mr. Bowen’s change in control benefit exceeded the Section 280G excise tax limit, his severance payment was reduced to $1,218,389 based on best net treatment.

(4)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2013.

(5)	The actual award credited vests in full. For purposes of this analysis, we have used actual performance for 2012 (104% of target) and 2013 (100% of target) and have assumed target performance for the unearned performance periods.

(6)	The award is paid out on a pro rata basis. For purposes of this analysis, we have used actual performance for 2012 (104% of target) and 2013 (100% of target).

(7)	All restricted stock units vest in full.

(8)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(9)	Restricted stock units vest on a pro rata basis.

(10)	Mr. Bowen is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms our Executive Severance Plan.

(11)	For a Change In Control, Mr. Bowen would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two years.

(12)	Mr. Bowen would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one year.

(13)	Mr. Bowen is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(14)	Mr. Bowen is eligible to receive his Restoration Plan benefit effective December 31, 2013. The Restoration Plan benefit includes credit for matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(15)	Mr. Bowen is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2013.

(16)	For purposes of this table, we assumed Mr. Bowen did not take any vacation in 2013.

TRANSACTIONS OF EXECUTIVE OFFICERS WITH DANA

None of the executive officers of Dana or members of their immediate families or entities with which they have a position or relationship had any transactions with Dana since January 1, 2013.

For information on procedures and policies for reviewing transactions between Dana and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Director Independence and Transactions of Directors with Dana—Review of Transactions with Related Persons.”

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

Under our Bylaws, each director will hold office on the Board until the election and qualification of a successor at an annual meeting of shareholders or until his earlier resignation, disqualification, removal, death or other cause.

Election of Majority of Members of Dana’s Board of Directors

The members of our Board are elected by the holders of shares of common stock and any other class of capital stock entitled to vote in the election of directors (including the Series B Preferred), voting together as a single class at each meeting of shareholders held for the purpose of electing directors. Our Board currently consists of eight directors. This year you are voting on seven candidates for the Board of Directors. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the current Directors for election: Virginia A. Kamsky, Terrence J. Keating, R. Bruce McDonald, Joseph C. Muscari, Mark A. Schulz, Keith E. Wandell and Roger J. Wood. As previously disclosed, Steven B. Schwarzwaelder notified the Board of Directors he intends to leave the Board at the expiration of his term. Each of the nominees has consented to his or her nomination and has agreed to serve as a director of Dana, if elected.

The Board has adopted Director Selection and Retention Guidelines. Under these Guidelines, the Board identifies individuals qualified to become members of the Board and elects candidates to fill new or vacant positions. Potential candidates for Board positions are identified through a variety of means, including individuals identified by the Nominating and Corporate Governance Committee, the use of search firms, recommendations of Board members, recommendations of executive officers and properly submitted shareholder recommendations. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated using the guidelines described below to determine their qualifications based on the information supplied by the candidates and information obtained from other sources.

The Board will consider shareholder recommendations for directors that meet the criteria set forth below. The Board makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations are followed. As stated above, shareholders who wish to have their recommendations for director nominee considered must comply with applicable laws and regulations, as well as Dana’s Restated Certificate of Incorporation and Bylaws. Shareholders who wish Dana to consider their recommendations for nominees for the position of director should submit their recommendations in writing to Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537, Attention: Corporate Secretary, by the deadline set forth in the ‘Questions and Answers’ section above.

Neither Dana’s Board nor the Nominating and Corporate Governance Committee has adopted a specific diversity policy with respect to identifying nominees for director. However, Dana has established criteria it considers when it is evaluating a potential candidate. Criteria for assessing nominees include a potential nominee’s ability to represent the long term interests of Dana. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Dana, including leadership positions in public companies, large or middle market businesses, or not-for-profit, governmental, professional or educational organizations. For those proposed director nominees who meet the minimum qualifications, the Board assesses the proposed nominee’s specific qualifications, evaluates his or her independence (including, but not limited to, independence related to Dana, other Board members and shareholders), and considers other factors, including skills, business segment representation, geographic location, diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Dana as necessary to properly discharge his or her duties.

Additionally, the Board considers whether each nominee would be considered a “financial expert” or “financially literate” as described in applicable listing standards, legislation and our Audit Committee guidelines.

Additionally, our Corporate Governance Guidelines, Standards of Business Conduct for Members of the Board of Directors, Related-Party Transactions Policy and the Director Independence Standards are considered prior to making a recommendation to the Board for approval of a nominee. Each of these documents is available on Dana’s website at www.dana.com.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT THE NOMINEES

Our Board currently has seven non-management directors and one management director. All of our directors are elected annually serving a one-year term expiring at the next annual meeting of shareholders. As previously disclosed, Steven B. Schwarzwaelder notified the Board of Directors he intends to leave the Board at the expiration of his term. The following section provides information as of March 3, 2014 about each nominee for election as a Director. The information provided includes the age of each individual; the individual’s principal occupation and special qualifications; employment and business experience during the past five years, including employment with Dana; other public company or registered investment company directorships held during the past five years; and the year in which the director became a director of Dana.

NOMINEES FOR DIRECTOR

VIRGINIA A. KAMSKY	Director since 2011

Ms. Kamsky, 60, has been chairman and chief executive officer of Kamsky Associates, Inc., a strategic advisory firm since 1980. She also served as an executive vice president of Foamex International, Inc., in various leadership roles and at then-Chase Manhattan Bank, including as a credit and lending officer and second vice president in charge of the Chase Corporate Division-China.

Ms. Kamsky currently serves on the Board of Tate & Lyle PLC and as a White House appointee on the Secretary of the Navy Advisory Panel. She has also served as Chairman of the Board of Trustees and chief executive officer of the not-for-profit China Institute in America since 2003. Ms. Kamsky has also served on the Boards of the following public companies: Spectrum Brands Holdings, Inc., W.R. Grace and Company, Sealed Air Corporation, Shorewood Packing Corporation, Foamex International Inc., Tecumseh Products Company and Olin Corporation.

Ms. Kamsky has a strong background in strategy as well as a vast knowledge of the Asia-Pacific market that provides Dana’s Board with a unique perspective into one of Dana’s growth markets. In addition, she has served as a board member of several other publicly-traded companies giving Dana’s Board a great resource to assist in evaluating best practices.

TERRENCE J. KEATING	Director since 2008

Mr. Keating, 64, was Chairman of Accuride Corporation, a manufacturer and supplier of commercial vehicle components, from January 2007 until January 2009. He initially was elected as a director of Accuride in April 2002. Mr. Keating served as Chief Executive Officer of Accuride from April 2002 to December 2006 and was President of Accuride from April 2002 to December 2005. Mr. Keating is also a board member of A. M. Castle & Co.

Mr. Keating’s background as a former Chairman and Chief Executive Officer of a public company in the commercial vehicle market provides the Board the perspective of a retired, seasoned executive with knowledge of business operations in the heavy duty market as well as the automotive market. Dana’s Board also utilizes Mr. Keating’s public company board experience.

R. BRUCE MCDONALD	Director since 2014

Mr. McDonald, 53, has been Executive Vice President and Chief Financial Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions (Johnson Controls), since 2005. Mr. McDonald joined Johnson Controls in November 2001 as Vice President and Corporate Controller and was promoted to Assistant Chief Financial Officer in 2004.

Mr. McDonald’s extensive experience as Chief Financial Officer of a global manufacturer provides him with an informed understanding of the financial issues and risks that affect Dana. Additionally, Mr. McDonald’s international experience provides the Board with a global perspective helping our Board identify opportunities and minimize risks.

JOSEPH C. MUSCARI	Director since 2010

Mr. Muscari, 67, is the Chairman of our Board of Directors. He has been Chairman and Chief Executive officer of Minerals Technologies Inc. (MTI), a global mineral company, since February 2014. Previously, he was appointed Executive Chairman of MTI from March 2013 to February 2014 and was its Chairman and Chief Executive Officer from March 2007 to March 2013. He has served as a Director of MTI since February 2005. For the prior 37 years, Mr. Muscari was employed at Alcoa Inc., the world’s leading producer of primary aluminum, fabricated aluminum, and alumina, where he held a number of executive positions. He most recently served as Executive Vice President and Chief Financial Officer from January 2006 to January 2007. Mr. Muscari is also a board member of EnerSys.

As Executive Chairman and a former Chief Executive Officer of a global mineral company and with over 40 years of total experience in this industry, Mr. Muscari brings to our Board unique insight into the commodities markets. His substantial oversight of international business and operational units aligns with many challenges faced by Dana.

MARK A. SCHULZ	Director since 2008

Mr. Schulz, 61, is currently Chief Executive Officer of M.A. Schulz & Associates, LLC. (management consulting firm) and a Founding Partner of Fontinalis Partners (transportation technology strategic investment firm). He retired from the Ford Motor Company in 2007 where he most recently served as the President of International Operations. Mr. Schulz spent 32 years at Ford in a variety of global roles. Mr. Schulz serves as a member of several boards, including the National Committee of United States-China Relations, the United States-China Business Council and the National Bureau of Asian Research. Mr. Schulz is currently a board member of PACCAR Inc. and previously served as a board member of YRC Worldwide Inc.

Mr. Schulz’s over three decades of experience in manufacturing, engineering, marketing/sales and general management experience at Ford Motor Company, combined with his chairmanship of the Mazda Motor Corp. Advisory Board and his management responsibilities for Volvo Motors, Jaguar, LandRover and Aston Martin Corporation, provides the Board with significant, relevant management expertise and a global perspective.

KEITH E. WANDELL	Director since 2008

Mr. Wandell, 64, has been President and Chief Executive Officer of Harley-Davidson, Inc., a global motorcycle manufacturer, since May 2009 as well as its Chairman since 2012. He previously served as President and Chief Operating Officer of Johnson Controls from July 2006 until May 2009. He was Executive Vice President of Johnson Controls from August 2003 to July 2006 and President of its Automotive & Battery Division from August 2003 to July 2006. Mr. Wandell is also a board member of Harley-Davidson, Inc. and Constellation Brands, Inc.

Mr. Wandell is currently Chief Executive Officer of one of the world’s largest motorcycle manufacturers, bringing to our Board the perspective of a leader facing a set of current external economic, social and governance issues similar to those faced by Dana.

ROGER J. WOOD	Director since 2011

Mr. Wood, 51, is President and CEO of Dana Holding Corporation. Mr. Wood served as Executive Vice President from May 2009 until April 2011 and Group President, Engine from January 2010 until April 2011 at BorgWarner, Inc., a leading, global supplier of highly engineered automotive systems and components. He was President of BorgWarner Turbo Systems Inc. and BorgWarner Emissions Systems Inc. from August 2005 through December 2009. Mr. Wood is a Board member of Brunswick Corporation.

Mr. Wood’s experience as Chief Executive Officer and President of Dana as well as many years of service at another Tier-1 automotive supplier gives him unique insight into Dana’s challenges, opportunities and operations.

CORPORATE GOVERNANCE

Our Board of Directors has established guidelines that it follows in matters of corporate governance. Our Corporate Governance Guidelines describe our corporate governance practices and addresses corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning. The following summary provides highlights of those guidelines. A complete copy of our Corporate Governance Guidelines is available online at http://www.dana.com.

Role of Board

The business of Dana is conducted by its employees, managers and corporate officers led by our CEO, with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of Dana. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long term interests of Dana and its shareholders are being served. The Board and the corporate officers recognize that the long term interests of Dana and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Responsibilities of the Board

The basic responsibility of our directors is to exercise their reasonable business judgment on behalf of Dana. In discharging this obligation, directors rely on, among other things, Dana’s corporate officers, outside advisors and auditors.

Pursuant to the Board’s general oversight responsibilities, among other things, the Board:

•	Evaluates the CEO’s performance and reviews Dana’s succession plan for the CEO and other officers;

•	Reviews the long-range business plans of Dana and monitors performance relative to achievement of those plans;

•	Considers long-range strategic issues and risks to Dana; and

•	Approves policies of corporate conduct that continue to promote and maintain the integrity of Dana.

Executive Sessions of the Board

Executive sessions of our non-management directors are held, without Dana management, in conjunction with each regularly scheduled Board meeting and between such Board meetings as requested, from time to time, by our Chairman or other non-management directors. These sessions are chaired by our Chairman.

Access to Management and the Independent Registered Public Accounting Firm

Our non-management directors may meet with senior management, other employees and the independent registered public accounting firm at any time, either separately or jointly, as they deem appropriate. Senior personnel of Dana and of the registered public accounting firm regularly attend portions of our Board and Committee meetings, and other personnel may be invited to attend particular meetings where appropriate.

Board Performance Assessment

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Our Nominating and Corporate Governance Committee reviews the self-evaluation process. An annual report is made to the Board on the assessment of the performance of the Board and its committees. The assessment evaluates the contribution of the Board and its committees to Dana and specifically focuses on areas in which the Board or management believes that the Board or its committees could improve.

Board Leadership Structure

Our Board currently separates the role of Chairman of the Board and the role of CEO. Mr. Muscari has served as our independent Chairman since July 2012. Mr. Wood has served as our President and Chief Executive Officer since April 2011. The Board believed at the time of his appointment that separating the Chairman and CEO positions provided an efficient and effective leadership model for Dana. Separating the Chairman and CEO positions has i) allowed Mr. Wood to devote his full attention on Dana and to focus on his responsibilities as CEO without the additional responsibilities of Chairman, ii) created mentoring opportunities and iii) takes advantage of the business synergies created by two dynamic leaders.

Our Board recognizes no single leadership model is right for all companies and at all times. Our Board believes that depending on the circumstances, other leadership models, such as a combined Chairman of the Board and CEO role, might be appropriate. While there are benefits to separating the Chairman and CEO position as discussed above, the combined role of Chairman and CEO promotes unified leadership and direction for a Board of Directors and executive management and allows for a single, clear focus for the chain of command to execute a company’s strategic initiatives and business plans. It is our Board’s intention to periodically review our leadership structure.

Succession Planning

A key responsibility of our Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels of Dana. Each year, succession planning reviews are held at every significant organizational level of Dana, culminating in a full review of senior leadership talent. During this review, the Board discusses future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which Dana makes ongoing leadership assignments.

RISK OVERSIGHT

Dana maintains a risk management program overseen by our executive committee. In particular, our Executive Vice President and Chief Financial Officer; Vice President, Audit; and Senior Vice President, General Counsel and Secretary have responsibility for this area. In addition, our Business Unit Presidents and functional leads oversee strategic and operational risks. Risks are identified and prioritized by our management, and each of these risks is reviewed by the Audit Committee or the entire Board. For example, strategic risks are overseen by the entire Board and financial risks are overseen by our Audit Committee. Management regularly reports on each such risk to our entire Board or Audit Committee. Additional review or reporting on risks is conducted as needed or as requested by the Board or any committee. Also, our Compensation Committee periodically reviews the most important risks to ensure that compensation programs do not encourage excessive risk-taking and has implemented several mechanisms to avoid such risk-taking behavior, as detailed in the “Mitigation of Potential Risk in Pay Programs” and “Clawback Provisions” sections above.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board has several committees, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs are also set forth in the chart. The current terms of the various committee members expire at the 2014 Annual Meeting.

Audit(2)	Compensation	Nominating and Corporate Governance Committee(3)
Muscari, Joseph C.(1)	Wandell, Keith E.(1)	Kamsky, Virginia A.(1)
Keating, Terrence J.	Muscari, Joseph C.	Keating, Terrence J.
Schulz, Mark A.	Schwarzwaelder, Steven B.	Schulz, Mark A.
McDonald, R. Bruce(4)	McDonald, R. Bruce(4)

(1)	Chair

(2)	Richard F. Wallman served as Chair of the Audit Committee until he resigned from our Board of Directors on August 2, 2013.

(3)	Mark T. Gallogly served as Chair of the Nominating and Corporate Governance Committee until he resigned from our Board of Directors on August 2, 2013.

(4)	Mr. McDonald joined this Committee effective February 26, 2014.

Audit Committee.    As provided in its Board-adopted written charter, this committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the NYSE and the SEC with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Dana’s financial statements; (ii) Dana’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Dana’s internal audit function and independent registered public accounting firm; and (v) the preparation of the “Audit Committee Report” found in this proxy statement. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of those independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see “Director Independence and Transactions of Directors with Dana” section in this proxy statement). Our Board has determined that Mr. Muscari and Mr. McDonald are each an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. A current copy of the charter of the Audit Committee is available to security holders on Dana’s website at www.dana.com. The Audit Committee met six times in 2013.

Compensation Committee.    This committee establishes Dana’s executive compensation policies and programs, administers Dana’s 401(k), stock, incentive and retirement plans and monitors compliance with laws and regulations applicable to the documentation and administration of Dana’s employee benefit plans, among other things. The Board of Directors has determined that all of the members of the Compensation Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). A current copy of the charter of the Compensation Committee is available to security holders on Dana’s website at www.dana.com. The Compensation Committee met five times in 2013. See the “Compensation Discussion and Analysis” section above for more information.

Nominating and Corporate Governance Committee.    This committee monitors the effectiveness of the Board and oversees corporate governance issues. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). A current copy of the charter of the Nominating and Corporate Governance Committee is available to security holders on Dana’s website at www.dana.com. The Nominating and Corporate Governance Committee met four times in 2013.

Board and Committee Meetings.    There were eleven regular and special meetings of the Board and fifteen meetings of the various committees of the Board. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served. Dana expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. All members of our Board of Directors attended our Annual Meeting last year.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Joseph C. Muscari is the Chairman at such sessions. Interested parties may communicate directly with Mr. Muscari or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Secretary may relay proper communications received to the Chairman of the Board.

DIRECTOR INDEPENDENCE AND TRANSACTIONS OF DIRECTORS WITH DANA

Independence and Transactions of Directors

The Board of Directors has determined that seven non-management directors, constituting 87.5% of the full Board of Directors of Dana, are independent within the meaning of the listing standards of the NYSE. Our Board determines whether each director qualifies as an “independent director” when first elected to the Board and annually thereafter. To assist in making these determinations of independence, Dana adopted categorical standards set forth in our Director Independence Standards, a current copy of which is available to security holders on Dana’s website at www.dana.com.

Under our Director Independence Standards, if a director has a relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana), the Board considers all relevant facts and circumstances in determining whether the relationship will interfere with the exercise of the director’s independence from Dana and our management, taking into account, among other things, the significance of the relationship to Dana, to the director and to the persons or organizations with which the director is affiliated.

In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions:

Mr. Schulz is a member of the Board of Directors of PACCAR, Inc. PACCAR is one of our largest customers. Based on Dana’s strong Board governance practices and procedures, the Board determined that Mr. Schulz’s role at PACCAR does not impair his independence.

The Board has affirmatively determined that the following directors, constituting a majority of our Board of Directors, meet the categorical standards for independence and that such directors have no material relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) other than as a director: Virginia A. Kamsky, Terrence J. Keating, R. Bruce McDonald, Joseph C. Muscari, Mark A. Schulz, Steven B. Schwarzwaelder and Keith E. Wandell. The Board has further determined that Roger J. Wood is not independent because he is an employee of Dana.

Review of Transactions With Related Persons

Dana has procedures and policies for reviewing transactions between Dana and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Nominating and Corporate Governance Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors’ independence. To assist them in their review, the Nominating and Corporate Governance Committee and the Board of Directors use the categorical standards found in Dana’s Director Independence Standards, as discussed above.

In order to monitor transactions that occur between the annual reviews, the independence certification also obligates the directors to immediately notify our General Counsel in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes subsequently untrue or incomplete. Likewise, under our Standards of Business Conduct for the Board of Directors, any situation that involves, or may involve, a conflict of interest with Dana is required to be promptly disclosed to the Chairman of the Board, who will consult with the Chairman of the Nominating and Corporate Governance Committee. Executive officers are bound by the Standards of Business Conduct for Employees.

Our Board has adopted a Related-Party Transactions Policy that sets forth standards with respect to related party transactions with Dana or our subsidiaries. A current copy of this policy is available to shareholders on Dana’s website at www.dana.com.

Under the Related-Party Transactions Policy, (i) a director, nominee for director or executive officer of Dana (since the beginning of the last fiscal year), (ii) any beneficial holder of greater than five percent (5%) of Dana’s voting securities or (iii) any immediate family member of any of the foregoing, are required to seek the prior approval of the Audit Committee of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (ii) Dana, or any of its subsidiaries is a participant, and (iii) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In making its determination, the Audit Committee considers such factors as (i) the extent of the related party’s interest in the interested transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the interested transaction are fair to Dana and no less favorable than terms generally available in unaffiliated third-party transactions under like circumstances, (iv) whether the interested transaction would impair the independence of an outside director, (v) the benefit to Dana and (vi) whether the interested transaction is material, taking into account: (a) the importance of the interest to the related party, (b) the relationship of the related party to the interested transaction and of the related parties to each other, (c) the dollar amount involved and (d) the significance of the transaction to Dana’s investors in light of all the circumstances.

Notwithstanding the foregoing, our Board may determine certain interested transactions deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those pre-approved transactions are described in the Related-Party Transactions Policy.

All interested transactions, except certain pre-approved transactions, must be disclosed in Dana’s applicable SEC filings as and to the extent required by applicable SEC rules and regulations.

The questionnaire, certification, Standards of Director Independence, Standards of Business Conduct for the Board of Directors, Standards of Business Conduct for Employees, and Related-Party Transactions Policy are all in writing.

The Board specifically considered the following relationships and transactions in 2013:

Brandt F. McKee was a member of our Board of Directors until his resignation in August 2013 and also an employee of Centerbridge, the former holder of our fully repurchased and canceled Series A Preferred. Mark T. Gallogly was also a member of our Board of Directors until his resignation during August 2013. Mr. Gallogly is a Co-founder and Managing Principal of Centerbridge who also owns an equity interest in Centerbridge. As previously disclosed, Centerbridge owned 2.5 million shares of our Series A Preferred which was fully repurchased and canceled in 2013.

On August 2, 2013, we completed a stock repurchase transaction with Centerbridge Capital Partners, L.P. and certain of its affiliates, pursuant to which we purchased from Centerbridge all 2,500,000 shares of issued and outstanding 4.0% Series A Preferred for an aggregate purchase price of approximately $471.5 million, plus accrued and unpaid dividends. As a part of this transaction, we also paid fair market value for all outstanding equity held by Messrs. McKee and Gallogly previously granted to them as part of their Board compensation which was approximately $2 million. The Board appointed a special committee that met four times, independent of Centerbridge-related members, to evaluate this transaction.

Mark A. Schulz is a Board member of PACCAR, Inc. PACCAR is one of our largest customers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, Messrs. Wandell, Muscari and Schwarzwaelder served as members of the Compensation Committee. No such member of the Compensation Committee is, or was during 2013, an officer or employee of Dana or any of its subsidiaries, nor was any such member formerly an officer of Dana or any of its subsidiaries. Moreover, no such member in an officer of a company in which an executive officer of Dana is a member of its compensation committee.

COMPENSATION OF DIRECTORS

Our Compensation Committee is responsible for making recommendations to our Board of Directors regarding the form and amount of non-employee director compensation. In determining the recommendation for director compensation, the Compensation Committee considers the recommendations of our Chairman, CEO and CAO, as well as information provided by Mercer.

The table below illustrates the compensation structure for non-employee directors in 2013. Employee Directors receive no compensation for their Board service. In addition to the compensation described below, each Director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Element of Compensation	Annual Amount
Annual Retainer (cash)	$75,000
Annual Retainer for Chairman of the Board (cash)	$50,000
Annual Retainer for Audit Committee Chair (cash)	$10,000
Annual Committee Chair Retainer – (except Audit) (cash)	$7,500
Board or Committee Meeting Fees – per meeting (cash)	$1,500
Restricted Stock Units(1)	$100,000

Footnotes:

(1)	This annual grant of restricted stock units was made pursuant to the Plan on February 27, 2013 and vested in full on February 27, 2014. This grant was equivalent to 5,977 restricted stock units. Each grant is subject to accelerated vesting on death, disability, reaching mandatory retirement age (age 73) or change in control.

Deferred Compensation.    Each non-management director has the opportunity to elect to defer a percentage of the annual cash retainer into restricted stock units. The RSUs are credited as of the last day of each quarter based on the quotient obtained by dividing (i) the dollar amount of the retainer for that quarter which is being deferred by (ii) the closing price per share on the last trading day of that quarter (with the result being rounded down to the nearest whole number of RSUs). The RSUs are fully vested on the date of grant and each RSU represents the right to receive one share of our common stock (or, at our election, an equivalent cash amount) on the earlier of (i) the first business day of the calendar month coincident with or next following the date that the director terminates service as a non-management director or (ii) the date on which a change in control occurs.

The following table provides information on the compensation of our non-management directors for 2013.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	Total ($)
Mark T. Gallogly(2)	69,375	101,205	170,580
Virginia A. Kamsky	91,875	101,190	193,065
Terrence J. Keating	104,437	108,125	212,562
Brandt F. McKee(2)	62,250	100,592	162,842
Joseph C. Muscari	154,111	101,331	255,442
Mark A. Schulz	99,236	101,190	200,426
Steven B. Schwarzwaelder	92,842	101,190	194,032
Richard F. Wallman(2)	75,750	100,733	176,483
Keith E. Wandell	102,000	101,190	203,190

Footnotes:

(1)	Employee directors do not receive any compensation with respect to their service on the Board; accordingly, Mr. Wood is not included in this table.

(2)	Messrs. Gallogly, McKee and Wallman resigned from our Board of Directors in August 2013.

(3)	This column reports the amount of cash compensation and business-related spousal travel earned in 2013 for Board and Committee service. As noted above, directors may elect to defer a portion of their annual cash retainer into restricted stock units. During 2013, Mr. Keating deferred 100% of his annual retainer. Amounts deferred are included in this column. The annual Committee Chair retainer, annual retainer and meeting fees are paid at the beginning of each quarter in arrears for service and meetings attended in the prior quarter.

(4)	This column reflects the full grant date fair values determined in accordance with FASB ASC Topic 718 (formerly SFAS No. 123(R)) and dividend equivalent units earned in 2013.

For additional information regarding Dana’s equity compensation plan, please refer to Note 1 and Note 10 to our audited financial statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about beneficial ownership of our securities as of March 3, 2014, by persons who have either filed reports with the SEC indicating that they beneficially own more than 5% of our securities and/or a review of our shareholder records as of March 3, 2014. Unless otherwise stated, to report this information Dana relied solely on reports filed with the SEC.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1)	Common Stock	18,432,775	11.8%
40 East 52nd Street New York, NY 10022
The Bank of New York Mellon Corporation(2)	Common Stock	8,919,963	6.02%
One Wall Street, 31st Floor New York, New York 10286
The Vanguard Group(3)	Common Stock	8,732,158	5.94%
100 Vanguard Blvd. Malvern, PA 19355

Footnotes:

(1)	BlackRock, Inc. and related entities (collectively, BlackRock) reported on a Form 13G/A filed with the SEC on January 10, 2014 holdings of common stock. It has sole voting and dispositive power with respect to 18,432,775 shares of common stock.

(2)	The Bank of New York Mellon Corporation and related entities (collectively, BoNY) reported on a Form 13G filed with the SEC on February 4, 2013 holdings of common stock. It has shared dispositive power with respect to 611,870 shares of common stock and sole dispositive power with respect to 8,296,988 shares of common stock.

(3)	The Vanguard Group reported on a Form 13G/A filed with the SEC on February 12, 2014 holdings of common stock. It has shared dispositive power with respect to 208,765 shares of common stock.

The following tables show the amount of Dana common stock and preferred stock beneficially owned as of March 3, 2014 by our current Directors and named executive officers and by our Directors and executive officers as a group.

Name of Beneficial Owner	Shares(1)	Restricted Stock Units(2)	Shares Acquirable within 60 Days(3)	Percent of Class
Aziz S. Aghili	21,078		30,655	*
Jeffrey S. Bowen	—		59,399	*
Virginia A. Kamsky	14,923		—	*
Terrence J. Keating	29,194	37,349	2,321	*
R. Bruce McDonald	—		—	*
Joseph C. Muscari	21,999		6,654	*
Mark A. Schulz	17,150		38,702	*
Steven B. Schwarzwaelder	14,923		—	*
William G. Quigley III	—		102,492	*
Mark E. Wallace	115,916		111,318	*
Keith E. Wandell	29,065		108,263	*
Roger J. Wood	211,860		300,048	*
All Directors and executive officers as a group (18 persons)	603,766	37,349	1,086,922	1.1%

*	Represents holdings of less than one percent of Dana’s common stock

Footnotes:

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. None of the persons listed above has pledged his or her shares of common stock.

(2)	Reflects the number of restricted stock units (RSUs) credited as of March 3, 2014 to the accounts of certain non-employee Directors who elected to defer a percentage of their annual retainer into restricted stock units under our 2012 Dana Holding Corporation Omnibus Incentive Plan. RSUs are payable in shares of Dana common stock or, at the election of Dana, cash equal to the market value per share as described under the caption “Compensation of Directors” above. RSUs do not have current voting or investment power. Excludes RSUs awarded to Non-employee Directors and certain executive officers that have not vested under their vesting schedules.

(3)	Reflects the number of shares that could be purchased by exercise of options exercisable as of March 3, 2014, or within 60 days thereafter under the Plan and the number of shares underlying RSUs that vest within 60 days of March 3, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Dana’s directors, executive officers and persons who own more than ten percent (10%) of a registered class of Dana’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the New York Stock Exchange not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, Dana believes that, during the year ended December 31, 2013, each of its executive officers, directors and greater than ten percent shareholders complied with all such applicable filing requirements.

PROPOSAL II SUBMITTED FOR YOUR VOTE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote on an advisory (non-binding) basis on our compensation policies and practices and the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. In 2011, our Board of Directors, upon the recommendation of Dana’s shareholders, elected to hold an annual advisory vote on Dana’s executive compensation practices.

As discussed in our Compensation Discussion and Analysis (CD&A) above, the overall objectives of Dana’s executive compensation program are to attract, motivate, reward and retain talent. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to other executive officers at similar levels at other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:

•	Align management incentives and shareholder interests;

•	Motivate executive management and employees to focus on business goals over short and long term horizons; and

•	Attract and retain executive talent.

We believe that Dana’s executive compensation programs have been effective at incentivizing the achievement of positive results, appropriately aligning pay and performance and in enabling Dana to attract and retain very talented executives within our industry. We encourage you to read our CD&A contained within this proxy statement for more detailed discussion of our compensation policies and procedures.

We are asking our shareholders to indicate their support for our executive compensation policies and practices as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our fiscal year 2013 executive compensation policies and procedures for our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Dana Holding Corporation (Dana) approve, on an advisory basis, the compensation of Dana’s named executive officers, as disclosed in Dana’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission as set forth in Item 402 of Regulation S-K (including the Compensation Discussion & Analysis, the compensation tables and narrative discussion).

Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider our shareholders’ concerns and take them into account when designing future executive compensation programs.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL III SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Dana has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2014, and recommends that the shareholders vote for ratification of such appointment.

As a matter of good corporate governance, the selection of PwC is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if PwC is ratified as the independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Dana and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

PwC’s aggregate fees for professional services rendered to Dana worldwide were approximately $7.6 million and $8.0 million in the fiscal years ended December 31, 2013 and 2012. The following table shows details of these fees, all of which were pre-approved by our Audit Committee.

Service	2013 Fees	2012 Fees
Audit Fees
Audit and review of consolidated financial statements	$7.1	$7.6
Total Audit Fees	$7.1	$7.6
Audit-Related Fees
Other audit services, including services provided in connection with divestitures, statutory attestation services and registration statement filings	$0.5	$0.4
Total Audit-Related Fees	$0.5	$0.4
All Other Fees
Subscriptions to PwC knowledge libraries	$0	$0
Total All Other Fees	$0	$0

Audit Committee Pre-Approval Policy

Our Audit Committee pre-approves the audit and non-audit services performed by our independent registered public accounting firm, PwC, in order to assure that the provision of such services does not impair PwC’s independence. The Audit Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of the pre-approved services and pre-approved cost levels. Unless a type of service to be provided by PwC has received general pre-approval, it requires specific pre-approval by the Audit Committee or the Audit Committee Chairman or a member whom he or she has designated. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered by PwC and the fees paid for the audit, audit-related, tax and other pre-approved services and reports to the Audit Committee on these matters at least quarterly. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in applicable SEC disclosure rules.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, will not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Dana specifically incorporates such information by reference, and will not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Dana’s financial reporting process on behalf of the Board of Directors and is comprised only of outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the New York Stock Exchange and the SEC. In addition to its duties regarding oversight of Dana’s financial reporting process, including as it relates to the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence and the performance of the independent registered public accounting firm and Dana’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm as provided in Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee Charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed the audited financial statements included in Dana’s Annual Report on Form 10-K with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance and other matters.

Audit Committee discussions with the independent registered public accounting firm included those required under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, and Statement on Auditing Standards No. 90, Audit Committee Communications. Further, the Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning independence. The Audit Committee discussed with the independent auditors their independence from management and Dana, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent auditors are compatible with maintaining the auditors’ independence. In addition, the Audit Committee reviewed with the independent auditors all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Dana’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Audit Committee

Joseph C. Muscari, Chairman

Terrence J. Keating

Mark A. Schulz

February 25, 2014

ANNUAL REPORT TO SHAREHOLDERS

Dana mailed the 2013 annual report to shareholders, containing financial statements and other information about the operations of Dana for the year ended December 31, 2013, to you with this Proxy Statement on or about March  13, 2014.

OTHER MATTERS

The Board is not aware of any other matter to be presented at the 2014 Annual Meeting of Shareholders. The Board does not currently intend to submit any additional matters for a vote at the 2014 Annual Meeting of Shareholders, and no shareholder has provided the required notice of the shareholder’s intention to propose any matter at the 2014 Annual Meeting of Shareholders. However, under Dana’s Bylaws, the Board may, without notice, properly submit additional matters for a vote at the 2014 Annual Meeting of Shareholders. If the Board does so, the shares represented by proxies in the accompanying form will be voted with respect to the matter in accordance with the judgment of the person or persons voting the shares.

By Order of the Board of Directors

Marc S. Levin Senior Vice President, General Counsel and Corporate Secretary

March 13, 2014

Location of Dana Holding Corporation

2014 Annual Meeting of Shareholders

The Westin Detroit Metropolitan Airport

2501 Worldgateway Place

Romulus, Michigan 48242

From East — Take Interstate 94 West towards Chicago. Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From North — Take Interstate 275 South to Exit 15 (Eureka Road). Turn left onto Eureka Road East and continue for approximately .25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

From West — Take Interstate 94 East towards Detroit. Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From South — Take Interstate 275 North to Exit 15 (Eureka Road). Turn right onto Eureka Road East and continue for approximately .25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

Briefcases, purses and other bags brought to the meeting may be subject to inspection at the door.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/dan

Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 1, 2014.

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 1, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

1.	Election of directors:	01 Virginia A. Kamsky 05 Mark A. Schulz 02 Terrence J. Keating 06 Keith E. Wandell 03 R.Bruce McDonald 07 Roger J. Wood 04 Joseph C. Muscari	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of a non-binding, advisory proposal approving executive compensation	☐	For	☐	Against	☐	Abstain

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, FOR ANY ADDITIONAL NOMINEE DESIGNATED BY THE BOARD PRIOR TO THE ANNUAL MEETING, UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DANA HOLDING CORPORATION

2014 ANNUAL MEETING OF SHAREHOLDERS

Friday, May 2, 2014

8:30 a.m.

The Westin Detroit Metropolitan Airport

2501 Worldgateway Place

Romulus, Michigan 48242

The proxy statement and annual report to security holders

are available electronically at www.dana.com/proxy

IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE

PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Dana Holding Corporation 3939 Technology Drive Maumee, OH 43537	proxy

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints Marc S. Levin and Robert W. Spencer, Jr., or either of them, as Proxies, each with the power to appoint his substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock and all the shares of 4.0% Series B Convertible Preferred Stock, on an as-if-converted basis, of Dana Holding Corporation held of record by the undersigned on March 3, 2014, at the Annual Meeting of Shareholders to be held on May 2, 2014, and at any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote for the election of a person to the Board of Directors if any nominee named becomes unable to serve or for good cause will not serve, for any additional nominee designated by the Board prior to the Annual Meeting, upon all matters incident to the conduct of the meeting, and upon any other business that may properly come before the meeting.

DANA HOLDING CORPORATION

2014 ANNUAL MEETING OF SHAREHOLDERS

May 2, 2014

8:30 a.m.

See reverse for voting instructions.